EXECUTION COPY




                                MERGER AGREEMENT









                                  BY AND AMONG






                               INTERSECTIONS INC.,

                                CMSI MERGER INC.,

                       CHARTERED MARKETING SERVICES, INC.,


                                       AND


                CHARTERED HOLDINGS, LLC AND OTHER SHAREHOLDERS OF
                       CHARTERED MARKETING SERVICES, INC.





                            DATED AS OF JUNE 9, 2006




                                TABLE OF CONTENTS

                                                                        Page



ARTICLE 1    THE MERGER...................................................1

  1.1      The Merger.....................................................1

  1.2      Closing........................................................2

  1.3      Organizational Documents.......................................2

  1.4      Directors and Officers.........................................2

  1.5      Conversion of Capital Stock....................................2

  1.6      Exchange of Certificates.......................................4

  1.7      Treatment of Options...........................................5

  1.8      Adjustments to Merger Consideration............................6

  1.9      Escrow Amount..................................................8

  1.10     Escrow Release................................................10

  1.11     Adjustment for Indebtedness...................................11

  1.12     Adjustment for Transaction Expenses...........................11

  1.13     Appointment of Shareholder Representative.....................12

  1.14     Dissenting Shares.............................................13

  1.15     Shareholder Consent...........................................13

ARTICLE 2    REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............14

  2.1      Organization and Qualification................................14

  2.2      Authority Relative to this Agreement..........................15

  2.3      Capital Stock.................................................15

  2.4      No Subsidiaries...............................................17

  2.5      Directors, Officers and Employees.............................17

  2.6      No Conflicts..................................................17

  2.7      Company Financial Statements; Accounting Practices............17

  2.8      Books and Records; Organizational Documents...................18

  2.9      Absence of Changes............................................18

  2.10     No Undisclosed Liabilities....................................21

  2.11     Taxes.........................................................21

  2.12     Legal Proceedings.............................................24

  2.13     Compliance with Laws and Orders; Permits......................24

  2.14     Plans; ERISA..................................................25

  2.15     Real Property.................................................26

  2.16     Tangible Personal Property....................................27

  2.17     Intellectual Property.........................................27

  2.18     Contracts.....................................................30

  2.19     Insurance.....................................................31

  2.20     Affiliate Transactions........................................32

  2.21     Employees; Labor Relations....................................32

  2.22     Environmental Matters.........................................33

  2.23     Substantial Clients, Brokers and Vendors......................33

  2.24     Accounts Receivable...........................................34

  2.25     Other Negotiations; Brokers; Third-Party Expenses.............34

  2.26     Banks and Brokerage Accounts..................................34

  2.27     Warranty Obligations..........................................35

  2.28     Foreign Corrupt Practices Act.................................35

  2.29     Financial Projections.........................................35

  2.30     Takeover Statutes.............................................35

  2.31     Disclaimer of Representations and Warranties..................35

ARTICLE 3    REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER...........35

  3.1      Ownership of Company Common Stock.............................36

  3.2      Organization..................................................36

  3.3      Authority Relative to this Agreement..........................36

  3.4      No Conflicts..................................................36

  3.5      Other Negotiations; Brokers; Third-Party Expenses.............37

  3.6      Agreements....................................................37

  3.7      Legal Proceedings.............................................37

  3.8      Disclaimer of Representations and Warranties..................37

ARTICLE 4    REPRESENTATIONS AND WARRANTIES OF PURCHASER
             AND PURCHASERSUB............................................38

  4.1      Organization and Qualification................................38

  4.2      Authority Relative to this Agreement..........................38

  4.3      No Conflicts..................................................38

  4.4      Other Negotiations; Brokers; Third-Party Expenses.............39

  4.5      Legal Proceedings.............................................39

  4.6      Cash Available to Fund Transaction............................39

ARTICLE 5    CONDUCT PRIOR TO THE CLOSING..................................39

  5.1      Conduct of Business of the Company............................39

  5.2      Exclusivity...................................................40

ARTICLE 6    ADDITIONAL AGREEMENTS.......................................41

  6.1      Access to Information.........................................41

  6.2      Non-Solicitation..............................................41

  6.3      Confidentiality...............................................42

  6.4      Expenses......................................................44

  6.5      Public Disclosure.............................................44

  6.6      Further Assurances............................................44

  6.7      FIRPTA Compliance.............................................45

  6.8      Notification of Certain Matters...............................45

  6.9      Resignation of Directors......................................45

  6.10     Delivery of Stock Ledger and Minute Book of the Company.......45

  6.11     Director and Officer Liability................................45

  6.12     Certain Tax Matters...........................................45

  6.13     Employee Matters..............................................47

  6.14     Company 401(k) Plan...........................................48

  6.15     Owned Real Property Matters...................................48

ARTICLE 7    CONDITIONS TO CLOSING.......................................48

  7.1      Conditions to Obligations of Each Party to Effect the Merger..48

  7.2      Additional Conditions to Obligations of Company...............49

  7.3      Additional Conditions to the Obligations of Purchaser.........49

ARTICLE 8    SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
             INDEMNIFICATION.............................................51

  8.1      Survival of Representations and Warranties....................51

  8.2      Indemnification...............................................51

  8.3      Third Party Claim Indemnification Procedures..................54

  8.4      Exclusive Remedy..............................................54

  8.5      No Recourse...................................................55

  8.6      Determination of Adverse Consequences.........................55

ARTICLE 9    TERMINATION, AMENDMENT AND WAIVER...........................55

  9.1      Termination...................................................55

  9.2      Effect of Termination.........................................56

  9.3      Amendment.....................................................56

ARTICLE 10   MISCELLANEOUS PROVISIONS....................................57

  10.1     Notices.......................................................57

  10.2     Entire Agreement..............................................58

  10.3     Further Assurances; Post-Closing Cooperation..................58

  10.4     Waiver........................................................59

  10.5     Third-Party Beneficiaries.....................................59

  10.6     No Assignment; Binding Effect.................................59

  10.7     Headings......................................................59

  10.8     Invalid Provisions............................................59

  10.9     Governing Law, Submission to Jurisdiction.....................59

  10.10    WAIVER OF TRIAL BY JURY.......................................60

  10.11    Construction..................................................60

  10.12    Counterparts..................................................60

  10.13    Specific Performance..........................................60

ARTICLE 11   DEFINITIONS.................................................60

  11.1     Definitions...................................................60

  11.2     Construction..................................................71


The Exhibits to this Agreement are as follows:

Exhibit A            -    Shareholder Consent
Exhibit B            -    Letter of Transmittal
[The schedules and exhibits to the Merger Agreement have been omitted. Intersections Inc. will furnish copies of such schedules and exhibits supplementally to the Commission upon request.]


                                MERGER AGREEMENT

          This MERGER AGREEMENT dated as of June 9, 2006, is by and among INTERSECTIONS INC. a Delaware corporation ("Purchaser"), CMSI MERGER INC., an Illinois corporation ("PurchaserSub"), CHARTERED MARKETING SERVICES, INC., an Illinois corporation (the "Company"), CHARTERED HOLDINGS, LLC, a Massachusetts limited liability company, and the other holders of shares of common stock of the Company and options to acquire such shares who have executed this Agreement (each, a "SHAREHOLDER," and collectively, the "SHAREHOLDERS").

                                    RECITALS

          A. The board of directors of the Company and the board of directors of Purchaser have each approved the terms and conditions of the acquisition of the Company by Purchaser to be effected by the merger of PurchaserSub with and into the Company, pursuant to the terms and subject to the conditions of this Agreement and the Illinois Business Corporation Act of 1983, as amended (the "IBCA").

          B. The parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

          NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth herein, intending to be legally bound hereby, the parties agree as follows:



                               ARTICLE 1   THE MERGER

1.1      THE MERGER.

          (a) At the Effective Time, PurchaserSub shall be merged with and into the Company in accordance with the terms and conditions of this Agreement and the IBCA (the "MERGER"), at which time the separate existence of PurchaserSub shall cease and the Company shall continue its existence. In its capacity as the corporation surviving the Merger, the Company is sometimes referred to as the "SURVIVING CORPORATION."

          (b) On the Closing Date, the Company and PurchaserSub shall cause to be executed, acknowledged and filed articles of merger in accordance with the terms of this Agreement and in a form reasonably satisfactory to Purchaser (the "ARTICLES OF MERGER") with the Secretary of State of the State of Illinois (the "SECRETARY") and make all other filings or recordings required by Section 11.25 of the IBCA in connection with the Merger. The "EFFECTIVE TIME" shall be 11:59 p.m. on the date that the Articles of Merger are filed with the Secretary (unless a later date and/or time is otherwise agreed upon by the parties and specified in the Articles of Merger, in which case, the Effective Time shall be the date and time so specified).

          (c) From and after the Effective Time, the Merger shall have the effects set forth in Section 11.50 of the IBCA and herein.

          1.2 CLOSING. Unless this Agreement is earlier terminated pursuant to
Section 9.1, the closing of the Merger (the "Closing"), which is expected to take place on or about July 1, 2006 (the "Closing Date"), will take place within three (3) Business Days after satisfaction or waiver of all of the conditions set forth in Article 7 (but in no event prior to July 1, 2006), at the offices of Venable LLP, 8010 Towers Crescent Drive, Suite 300, Vienna, Virginia 22182, unless another place, time or manner of Closing is agreed to by Purchaser and the Company.

          1.3 ORGANIZATIONAL DOCUMENTS. At the Effective Time (i) the articles of incorporation of PurchaserSub in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law, except that the name of the Surviving Corporation shall be "Chartered Marketing Services, Inc." and (ii) the by-laws of PurchaserSub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable law, except that the name of the Surviving Corporation shall be "Chartered Marketing Services, Inc."

          1.4 DIRECTORS AND OFFICERS. From and after the Effective Time (until successors are duly elected or appointed and qualified), the members of the board of directors of PurchaserSub at the Effective Time shall be the members of the board of directors of the Surviving Corporation and the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

          1.5 CONVERSION OF CAPITAL STOCK. At the Effective Time and by virtue of the Merger and without any action on the part of the Company, Purchaser or PurchaserSub or their respective equityholders:

          (a) Each share of PurchaserSub's common stock outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b) Except as otherwise provided in Section 1.14, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into:

               (i) the right to receive the Per Share Merger Consideration less the Per Share Escrow Portion;

               (ii) the right to receive a portion of the Positive Adjustment Amount, if any, pursuant to SECTION 1.8(e); and

               (iii) the right to receive a per share Allocable Portion of the cash distributed from the Escrow Account and the Expense Reserve Account.

The aggregate consideration to be received in respect of the Company Common Stock as set forth above in this SECTION 1.5 is referred to herein as the "STOCK MERGER CONSIDERATION." At the Effective Time, each such share of Company Common Stock shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist. Each holder of Company Common Stock so converted shall cease to have any rights with respect thereto, except the right to receive, without interest, the applicable portion of the Stock Merger Consideration as described above in this SECTION 1.5. The Company, in its capacity as paying agent, shall be entitled to deduct and withhold from the Stock Merger Consideration otherwise payable hereunder to any Person such amount as is equal to the amount of any loan from the Company to such Person outstanding as of the Effective Time (such loans, collectively, the "Shareholder Loans"), which such amount with respect to such Person shall be set forth on a schedule in accordance with SECTION 1.5(e). Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is a Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the IBCA.

          (c) Each share of Company Common Stock held by the Company in treasury immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no payment shall be made in respect thereof.

          (d) For purposes of this Article 1, the following terms shall have the meanings set forth below:

               "AGGREGATE COMMON STOCK CONSIDERATIOn" means (i) the Per Share Merger Consideration MULTIPLIED BY (ii) the number of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time.

               "AGGREGATE OPTION CONSIDERATION" means (i) the Per Share Merger Consideration MULTIPLIED BY the number of shares of Company Common Stock issuable upon the exercise of all Company Options outstanding immediately prior to the Effective Time MINUS (ii) the aggregate exercise price of such Company Options.

               "ALLOCABLE PORTION" means, with respect to the share of any Equity Holder in a particular amount, that fraction equal to (i) the portion of the Total Escrow Amount initially funded from the Stock Merger Consideration and Option Merger Consideration that would otherwise have been payable to such holder OVER (ii) the Total Escrow Amount.

               "CLOSING CONSIDERATION" means an amount in cash equal to (i) $50 million MINUS (ii) the Company's Indebtedness as of the Closing Date to the extent not paid prior to the Closing Date minus (iii) all Transaction Expenses to the extent not paid prior to the Closing Date PLUS (iv) the aggregate exercise price of all Company Options outstanding immediately prior to the Effective Time PLUS (v) the aggregate amount of the Shareholder Loans PLUS or MINUS (as the case may be) (vi) the Estimated Working Capital Surplus or Estimated Working Capital Deficiency, as the case may be.

               "COMMON STOCK ESCROW PERCENTAGE" means (i) the Common Stock Escrow Portion divided by (ii) the Total Escrow Amount.

               "COMMON STOCK ESCROW PORTION" means (i) the Total Escrow Amount multiplied by (ii) a fraction, (A) the numerator of which is the Aggregate Common Stock Consideration and (B) the denominator of which is the Aggregate Common Stock Consideration plus the Aggregate Option Consideration.

               "OPTION ESCROW PERCENTAGE" means (i) the Option Escrow Portion DIVIDED BY (ii) the Total Escrow Amount.

               "OPTION ESCROW PORTION" means the (i) Total Escrow Amount minus
          (ii) the Common Stock Escrow Portion.

               "PER OPTION ESCROW PORTION" means (i) the Option Escrow Portion divided by (ii) the number of shares of Company Common Stock issuable upon the exercise of all Company Options outstanding immediately prior to the Effective Time.

               "PER SHARE ESCROW PORTION" means an amount equal to (i) the Common Stock Escrow Portion DIVIDED BY (ii) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

               "PER SHARE MERGER CONSIDERATION" means an amount equal to (i) the Closing Consideration DIVIDED BY (ii) the sum of (A) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus (B) the number of shares of Company Common Stock issuable upon the exercise of all Company Options outstanding immediately prior to the Effective Time.

               "TOTAL ESCROW AMOUNT" means (i) the Escrow Amount plus (ii) the amount of the Expense Reserve Account.

          (e) Simultaneously with the Company's delivery of the Estimated Closing Working Capital Statement, the Company shall deliver a schedule, in form and substance reasonably acceptable to Purchaser, setting forth all payments due to each Equity Holder (and the calculation thereof pursuant to the terms hereof) and any applicable FICA withholding with respect to such Equity Holder.

     1.6  Exchange of Certificates.

          (a) PAYING AGENT. The Company shall act as paying agent for the purpose of effectuating the exchange of the Stock Merger Consideration pursuant to this Article 1 for stock certificates ("CERTIFICATES") that immediately prior to the Effective Time represented outstanding Company Common Stock, which were converted into the right to receive the Stock Merger Consideration pursuant to
Section 1.5. This Section 1.6 shall not apply to any Dissenting Shares.

          (b) EXCHANGE PROCEDURES; LOST CERTIFICATES. Upon confirmation that the Articles of Merger have been filed with the Secretary, Purchaser shall deposit with the Escrow Agent the aggregate amount of Stock Merger Consideration that Shareholders are otherwise entitled to receive pursuant to SECTION 1.5 above in cash payable by wire transfer of immediately available funds for deposit in an escrow account (the "CLOSING ESCROW ACCOUNT") in accordance with the terms and conditions of the Escrow Agreement to be entered into by and among Purchaser, the Shareholder Representative and the Escrow Agent, in form and substance reasonably acceptable to the Company and Purchaser and consistent with the terms hereof (the "ESCROW AGREEMENT"). Upon confirmation by the Secretary that the Articles of Merger have been accepted by the Secretary, Purchaser and the Shareholder Representative shall jointly deliver to the Escrow Agent a Joint Written Notice, which JOINT WRITTEN NOTICE shall direct the Escrow Agent to make all of the Stock Merger Consideration available from the Closing Escrow Account to each Person that is entitled to receive the Stock Merger Consideration pursuant to SECTION 1.5 above for exchange in accordance with the terms and conditions of this Agreement. Upon confirmation by the Secretary that the Articles of Merger have been accepted by the Secretary, and upon surrender to Purchaser of Certificates representing the number of shares of Company Common Stock held by a shareholder of the Company, together with a duly executed and completed letter of transmittal substantially in the form of EXHIBIT A attached hereto, such holder of such Certificates shall promptly (or as soon as reasonably practicable thereafter if such letter of transmittal is not provided to the Purchaser at least three (3) Business Days prior to the Effective Time) be paid in cash by the Escrow Agent from the Closing Escrow Account, by wire transfer to the account(s) specified in such holder's transmittal letter, in exchange therefor the amount of the Stock Merger Consideration to which such holder is entitled pursuant to Section 1.5 in respect of the Company Common Stock represented by such Certificates. No holder of any shares of Company Common Stock shall be entitled to receive any portion of the Stock Merger Consideration until he, she or it surrenders the Certificates representing such shares and a completed letter of transmittal in accordance with this SECTION 1.6(B). Until surrendered as contemplated by this SECTION 1.6, each Certificate shall be deemed upon and at any time after the Effective Time to represent only the right to receive the appropriate amount of the Stock Merger Consideration without interest. If any portion of the Stock Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and an indemnity by the Person claiming such certificate to be lost, stolen or destroyed, in each case in form and substance reasonably satisfactory to the Purchaser, the Surviving Corporation will deliver in exchange for such lost, stolen or destroyed certificate, the appropriate amount of Stock Merger Consideration set forth herein.

          (c) NO FURTHER OWNERSHIP RIGHTS IN THE COMPANY COMMON STOCK. All Stock Merger Consideration paid upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Common Stock represented thereby. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the Company's stock transfer books of the Company Common Stock formerly owned by the Equity Holders. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the appropriate Stock Merger Consideration.

    1.7 TREATMENT OF OPTIONS. At the Effective Time and by virtue of the Merger and without any action on the part of the Company, Purchaser or PurchaserSub with respect to the Option Holders, each outstanding Company Option shall be cancelled and terminated and each Option Holder shall be entitled to receive:

          (a) an amount equal to (i) (A) the Per Share Merger Consideration MINUS (B) the applicable exercise price of such Company Option PLUS the Per Option Escrow Portion, MULTIPLIED BY (ii) the number of shares of Company Common Stock such Option Holder could have purchased if such Option Holder had exercised such Company Option in full immediately prior to the Effective Time;

          (b) the right to receive a portion of the Positive Adjustment Amount, if any, in accordance with SECTION 1.8(e); and

          (c) the right to receive such Option Holder's Allocable Portion of the cash distributed from the Escrow Account and the Expense Reserve Account.

The aggregate consideration to be paid to the Option Holders as provided for above in this SECTION 1.7 is collectively referred to herein as the "OPTION MERGER CONSIDERATION." The Company shall act as the paying agent for purposes of effectuating the payments contemplated by SUBSECTIONS 1.7(a) and (b). The Company, in its capacity as paying agent, shall be entitled to deduct and withhold from the Option Merger Consideration otherwise payable hereunder to any Person such amounts as the Company is required to deduct and withhold with respect to the making of such payment under any provision of Federal, state or local income tax law, including any applicable FICA withholding. To the extent that the Company, in its capacity as paying agent, so withholds those amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Option Holder in respect of which such deduction and withholding was made. Notwithstanding anything herein to the contrary, upon confirmation that the Articles of Merger have been filed with the Secretary, Purchaser shall deposit with the Escrow Agent the aggregate amount of Option Merger Consideration to be paid to the Option Holders as provided for above in this SECTION 1.7 in cash payable by wire transfer of immediately available funds for deposit in the Closing Escrow Account in accordance with the terms and conditions of the Escrow Agreement. Upon confirmation by the Secretary that the Articles of Merger have been accepted by the Secretary, Purchaser and the Shareholder Representative shall jointly deliver to the Escrow Agent a Joint Written Notice, which JOINT WRITTEN NOTICE shall direct the Escrow Agent to disburse the Option Merger Consideration to the Option Holder in the manner contemplated above.

     1.8  Adjustments to Merger Consideration.

          (a) INITIAL ADJUSTMENT. No earlier than five (5) and no later than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Purchaser (i) a good faith estimate of the balance sheet of the Company as of 11.59 p.m. on the Closing Date (the "ESTIMATED CLOSING DATE BALANCE SHEET"), prepared in accordance with GAAP (except for the absence of notes and normal year-end adjustments) in a manner consistent with the Company's past accounting practices and conventions, and (ii) a statement setting forth a detailed calculation of the Working Capital prepared on the basis of the Estimated Closing Date Balance Sheet (together, the "ESTIMATED CLOSING WORKING CAPITAL STATEMENT"). If the Working Capital shown on the Estimated Closing Working Capital Statement is less than negative Two Million Three Hundred Thousand Dollars (-$2,300,000) (the "TARGET WORKING CAPITAL"), then the Closing Consideration shall be reduced by the amount of such deficiency (the "ESTIMATED WORKING CAPITAL DEFICIENCY"), and if the Working Capital shown on the Estimated Closing Working Capital Statement is greater than the Target Working Capital, then the Closing Consideration shall be increased by the amount of such excess (the "ESTIMATED WORKING CAPITAL SURPLUS").

          (b) FINAL ADJUSTMENT. Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to the Shareholder Representative (i) a balance sheet of the Company as of 11:59 p.m. on the Closing Date (the "CLOSING DATE BALANCE SHEET"), prepared first, in accordance with GAAP (except for the absence of notes and normal year-end adjustments), and then, to the extent consistent with GAAP, in a manner consistent with the Company's past accounting practices and conventions, and (ii) a statement setting forth a detailed calculation of the Working Capital prepared on the basis of the Closing Date Balance Sheet (together, the "Closing Working Capital Statement"). If within thirty (30) days following delivery of the Closing Working Capital Statement, the Shareholder Representative does not give Purchaser written notice of their objection thereto (which notice shall contain a statement of the basis of the Shareholder Representative's objection), then the Closing Working Capital Statement shall be deemed final, binding and conclusive on the parties.

          (c) If the Shareholder Representative gives Purchaser a timely written notice of objection to the Closing Working Capital Statement, then the Shareholder Representative and Purchaser shall use commercially reasonable efforts to resolve any such objection. If a final resolution is not obtained within 30 days after Purchaser has received the Shareholder Representative's written notice of objection to the Closing Working Capital Statement, the issue(s) in dispute will be submitted to the Auditor for resolution. The Company (as caused by Purchaser) shall, and shall cause its respective employees and agents to, provide the Auditor reasonable access at all reasonable times to the personnel, properties, Books and Records of the Company for the purpose of resolving any dispute under this SECTION 1.4. The determination of the Auditor shall be set forth in a written notice delivered to Purchaser and the Shareholder Representative by the Auditor and will be binding and conclusive on the parties. Purchaser, on the one hand, and the Equity Holders, on the other hand, will each bear 50% of the fees and expenses of the Auditor for such determination. The Equity Holders' portion of such fees and expenses will be funded from the Expense Reserve Account.

          (d) For purposes of this Agreement, "WORKING CAPITAL" means the amount by which the current assets of the Company (including cash and cash equivalents) exceed the current liabilities (excluding Indebtedness and liabilities relating to Transaction Expenses to the extent that the Closing Consideration is reduced thereby pursuant to Sections 1.5) of the Company, all as shown on the Estimated Closing Date Balance Sheet or the Closing Date Balance Sheet, as applicable. The calculation of Working Capital shall include accruals for the Tax benefits and costs associated with the cash-out of the Company Options at the Effective Time and any other payments (including any transaction bonuses) made in connection with the transaction on the Closing Date, including an accrual with respect to the employer's share of FICA and FUTA Taxes payable with respect to the Aggregate Option Consideration or with respect to such other payments, and the amount of which such other payments shall be set forth on the Estimated Closing Working Capital Statement; provided that such calculation shall not include an accrual for the Company's share of FICA Taxes (exclusive of the hospital insurance portion thereof) with respect to amounts paid to individuals whose 2006 compensation would otherwise have been expected to exceed $94,200. At such time as the Closing Working Capital Statement is finalized per the foregoing provisions, if the Working Capital shown on the Closing Working Capital Statement is less than the Working Capital shown on the Estimated Closing Working Capital Statement (such deficiency, the "NEGATIVE ADJUSTMENT AMOUNT"), then (i) the Closing Consideration shall be reduced after Closing by the amount of the Negative Adjustment Amount, (ii) Purchaser and the Shareholder Representative shall jointly instruct the Escrow Agent in writing to pay to Purchaser a portion of the Working Capital Indemnity Amount equal to the Negative Adjustment Amount, and (iii) the Escrow Agent shall pay such amount within ten (10) Business Days after Purchaser and the Shareholder Representative deliver such written instructions; provided, however, that if the Negative Adjustment Amount exceeds the Working Capital Indemnity Amount, then Purchaser and Shareholder Representative shall jointly instruct the Escrow Agent in writing to pay to Purchaser the entire Working Capital Indemnity Amount, plus a portion of the General Indemnity Escrow Amount equal to the amount by which the Negative Adjustment Amount exceeds the Working Capital Indemnity Amount.

          (e) At such time as the Closing Working Capital Statement is finalized per the foregoing provisions, if the Working Capital shown on the Closing Working Capital Statement is greater than the Working Capital shown on the Estimated Working Capital Statement (such excess, the "POSITIVE ADJUSTMENT AMOUNT"), then, within ten (10) Business Days after the Closing Working Capital Statement has been so finalized:

               (i) Purchaser shall pay to each holder of shares of Company Common Stock immediately prior to the Effective Time an amount per each such share equal to (A) the Positive Adjustment Amount, MULTIPLIED BY (B) the Common Stock Escrow Percentage, divided by (C) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time; and

               (ii) each Option Holder shall be entitled to receive an amount equal to (A) the Positive Adjustment Amount, MULTIPLIED BY (B) the Option Escrow Percentage, MULTIPLIED BY (C) a fraction equal to (x) the number of shares of Company Common Stock such Option Holder could have purchased if such Option Holder had exercised such Company Option in full immediately prior to the Effective Time over (y) the number of shares of Company Common Stock issuable upon the exercise of all Company Options outstanding immediately prior to the Effective Time.

     1.9  Escrow Amount.

          (a) Upon confirmation that the Articles of Merger have been filed with the Secretary, Purchaser shall deposit with the Escrow Agent Five Million Five Hundred Thousand Dollars ($5,500,000) (such initial escrow amount, together with interest and earnings thereon, the "ESCROW AMOUNT") in cash payable by wire transfer of immediately available funds for deposit in an escrow account (the "ESCROW ACCOUNT") in accordance with the terms and conditions of the Escrow Agreement. The Escrow Amount shall consist of an initial amount of Five Hundred Thousand Dollars ($500,000) (such initial amount, together with interest and earnings thereon, the "WORKING CAPITAL INDEMNITY AMOUNT") and a second initial amount of Five Million Dollars ($5,000,000) (such second initial amount, together with interest and earnings thereon, the "GENERAL INDEMNITY ESCROW AMOUNT"). The Working Capital Indemnity Amount shall serve as security for the payment, if any, of the Negative Adjustment Amount to Purchaser in accordance with SECTION 1.8(d), and the General Indemnity Escrow Amount shall serve as security to satisfy any Loss(es) incurred by the Purchaser Indemnified Parties under ARTICLE 8 hereunder and any amount by which the Negative Adjustment Amount, if any, exceeds the Working Capital Indemnity Amount, and each shall be held and distributed by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

          (b) SUBJECT TO SECTION 1.8(d), which shall apply in the case of any Negative Adjustment Amount, if Purchaser makes any claim on behalf of itself or any other Purchaser Indemnified Party for indemnification by the Shareholders pursuant to Article 8 of this Agreement, Purchaser shall deliver written notice to the Shareholder Representative and the Escrow Agent (which notice to the Escrow Agent shall be in accordance with Section 12 of the Escrow Agreement) (a "CLAIM NOTICE"), which Claim Notice shall (i) describe in general terms the facts upon which Purchaser, on behalf of itself or any other Purchaser Indemnified Party, makes such claim and state a good faith estimate of Loss(es) subject to the indemnification obligations of Shareholders under ARTICLE 8, and
(ii) specify the amount of the General Indemnity Escrow Amount that Purchaser seeks to have released from escrow in connection with such claim (the "CLAIM AMOUNT").

          (c) Within thirty (30) days after receipt of a Claim Notice from Purchaser seeking payment from the General Indemnity Escrow Amount, the Shareholder Representative shall deliver written notice to Purchaser and the Escrow Agent (a "RESPONSE NOTICE"), which Response Notice shall either (i) state that the Shareholder Representative does not object to the Claim Notice and instruct the Escrow Agent to disburse the Claim Amount to Purchaser (in which case the Escrow Agent shall pay such Claim Amount to Purchaser within ten (10) Business Days after the Shareholder Representative has delivered the Response Notice), or (ii) state that the Shareholder Representative disputes the Claim Notice. If the Response Notice states that the Shareholder Representative disputes the Claim Notice, then the Escrow Agent shall not disburse the Escrow Amount until the dispute is resolved in accordance with SECTION 1.9(d).

          (d) If the Shareholder Representative objects to a Claim Notice, then Purchaser and the Shareholder Representative shall negotiate in good faith to agree upon how to handle the Claim Notice and, if successful in reaching agreement on such Claim Notice, shall jointly deliver to the Escrow Agent a written notice executed by Purchaser and the Shareholder Representative (a "JOINT WRITTEN NOTICE"), which Joint Written Notice shall direct the Escrow Agent how to act with respect to the disputed Claim Notice, and if such Joint Written Notice includes instruction to the Escrow Agent to pay any amount to any Purchaser Indemnified Party, then the Escrow Agent shall pay such amount within ten (10) Business Days after Purchaser and the Shareholders Representatives have delivered such Joint Written Notice. If Purchaser and the Shareholder Representative are unable to agree on how to handle the disputed Claim Notice within twenty (20) days after the date Purchaser receives the Response Notice from the Shareholder Representative (or if the Shareholder Representative does not deliver a Response Notice within thirty (30) days after receipt of a Claim Notice), then either Purchaser or the Shareholder Representative shall be entitled at any time thereafter to initiate an Action or Proceeding with respect to such Claim Notice in accordance with and subject to this Agreement. At such time as a final, non-appealable judgment is rendered in connection with any such Action or Proceeding, the prevailing party in the Action or Proceeding shall deliver to the Escrow Agent and the non-prevailing party written notice (a "JUDICIAL DECISION NOTICE"), which Judicial Decision Notice shall notify the Escrow Agent of the outcome of the final, non-appealable judgment and instruct the Escrow Agent what action to take in accordance with such judgment; provided that at any time prior to any such judgment being rendered, Purchaser and the Shareholder Representative may settle or otherwise resolve any such Action or Proceeding or disputed Claim Notice, and upon such settlement or other resolution shall deliver jointly to the Escrow Agent a Joint Written Notice directing the Escrow Agent how to act with respect to the disputed Claim Notice. If any such Judicial Decision Notice or Joint Written Notice includes instruction to the Escrow Agent to pay any amount to any Purchaser Indemnified Party, the Escrow Agent shall pay such amount within ten (10) Business Days after the prevailing party has delivered such notice.

          (e) In the event of the termination of this Agreement, the Escrow Agreement shall provide that any and all amounts in the Closing Escrow Account will be paid and disbursed to the Purchaser.

     1.10 Escrow Release.

          (a) Subject to the terms and provisions of this Section 1.10, promptly following any disbursement by the Escrow Agent from the Working Capital Indemnity Amount pursuant to SECTION 1.8(d) (provided that the Negative Adjustment Amount does not exceed the Working Capital Indemnity Amount), the Escrow Agent shall disburse to the Equity Holders the remaining Working Capital Indemnity Amount pursuant to a written instruction from the Purchaser and the Shareholder Representative specifying the amount of the remaining Working Capital Indemnity Amount due to each Equity Holder and payment instructions with respect to each Equity Holder; provided, however, that the Shareholders agree and acknowledge that the Purchaser shall have no liability in connection with, or responsibility for, such disbursement or the allocation thereof.

          (b) (i) Subject to the terms and provisions of this SECTION 1.10, on the first anniversary of the Closing Date (the "INITIAL GENERAL INDEMNITY RELEASE DATE"), the Escrow Agent shall disburse to the Equity Holders an amount (the "INITIAL GENERAL INDEMNITY RELEASE AMOUNT"), if any, equal to (a) the remaining General Indemnity Escrow Amount less (b) the sum of (A) the Retained Amount (as defined below) and (B) the Tax Escrow Amount (as defined below). The Escrow Agent shall make such disbursement of the Initial General Indemnity Release Amount, if any, pursuant to a written instruction from the Purchaser and the Shareholder Representative specifying the amount of the Initial General Indemnity Release Amount due to each Equity Holder and payment instructions with respect to each Equity Holder; provided, however that the Shareholders agree and acknowledge that the Purchaser shall have no liability in connection with, or responsibility for, such disbursement or the allocation thereof. In the event that the Shareholder Representative has received, on or before the Initial General Indemnity Release Date, a Claim Notice for which the Escrow Agent may be required to disburse all or a portion of the General Indemnity Escrow Amount to Purchaser pursuant to Section 1.9(c) or 1.9(d) above, a portion of the General Indemnity Escrow Amount in an amount equal to the amount subject to such Claim Notice (the "RETAINED AMOUNT") shall continue to be held by the Escrow Agent until the Claim Amount with respect thereto has been finally resolved. As soon as any dispute with respect to such Claim Amount has been finally resolved, the Escrow Agent shall be instructed in accordance with SECTION 1.9(c) or 1.9(d) to disburse such portion of the Retained Amount, if any, as is required to be disbursed to Purchaser pursuant to SECTION 1.9(c) or 1.9(d), and the Escrow Agent shall disburse to the Equity Holders the remaining portion of the Retained Amount, if any, to the extent that the sum of such remaining portion plus the Tax Escrow Amount is greater than Two Million Dollars ($2,000,000) (and any amounts not so distributed shall be retained the by Escrow Agent and thereafter treated for all purposes hereunder as part of the Tax Escrow Amount) pursuant to a written instruction from the Purchaser and the Shareholder Representative specifying the amount of such excess remaining portion due to each Equity Holder and payment instructions with respect to each Equity Holder; provided, however that the Shareholders agree and acknowledge that the Purchaser shall have no liability in connection with, or responsibility for, such disbursement or the allocation thereof. For purposes hereof, the "Tax Escrow Amount" shall mean a portion of the General Indemnity Escrow Amount in an amount equal to the lesser of (x) Two Million Dollars ($2,000,000) and (y) the remaining General Indemnity Escrow Amount as of the Initial General Indemnity Release Date (less any Retained Amount, except as otherwise contemplated hereby). The Tax Escrow Amount shall serve as security to satisfy any Loss(es) incurred by the Purchaser Identified Parties under Section 8.2(a)(i) arising out or resulting from any inaccuracy in or breach of SECTION 2.11 hereof.

               (ii) Subject to the terms and provisions of this SECTION 1.10, on September 16, 2008 (the "TAX ESCROW RELEASE DATE"), the Escrow Agent shall disburse to the Equity Holders the remaining Tax Escrow Amount. The Escrow Agent shall make such disbursement of the Tax Escrow Amount, if any, pursuant to a written instruction from the Purchaser and the Shareholder Representative specifying the amount of the remaining Tax Escrow Amount due to each Equity Holder and payment instructions with respect to each Equity Holder; provided, however that the Shareholders agree and acknowledge that the Purchaser shall have no liability in connection with, or responsibility for, such disbursement or the allocation thereof. In the event, however, that the Shareholder Representative has received, on or before the Tax Escrow Release Date, a Claim Notice for which the Escrow Agent may be required to disburse all or a portion of the Tax Escrow Amount to Purchaser pursuant to SECTION 1.9(c) or 1.9(d) above, the portion of the Tax Escrow Amount subject to such Claim Notice shall continue to be held by the Escrow Agent until the Claim Amount with respect thereto has been finally resolved. As soon as any dispute with respect to such Claim Amount has been finally resolved, the Escrow Agent shall be instructed in accordance with SECTION 1.9(c) or 1.9(d) to disburse such portion of the Tax Escrow Amount, if any, as is required to be disbursed to Purchaser pursuant to
SECTION 1.9(c) or 1.9(d), and the Escrow Agent shall disburse to the Equity Holders the entire remaining portion of the Tax Escrow Amount, if any, pursuant to a written instruction from the Purchaser and the Shareholder Representative specifying the amount of the remaining Tax Escrow Amount due to each Equity Holder and payment instructions with respect to each Equity Holder; provided, however that the Shareholders agree and acknowledge that the Purchaser shall have no liability in connection with, or responsibility for, such disbursement or the allocation thereof.

     1.11   ADJUSTMENT FOR INDEBTEDNESS. Not less than three (3) Business
Days prior to the Closing Date, the Company shall (a) deliver to Purchaser a good faith written estimate of the amount of Indebtedness of the Company, if any, that shall be outstanding as of the Closing Date and (b) designate in writing accounts and wire transfer instructions for the repayment of such Indebtedness upon confirmation by the Secretary that the Articles of Merger have been accepted by the Secretary. Upon confirmation that the Articles of Merger have been filed with the Secretary, Purchaser shall deposit with the Escrow Agent the aggregate amount of such outstanding Indebtedness in cash payable by wire transfer of immediately available funds for deposit in the Closing Escrow Account in accordance with the terms and conditions of the Escrow Agreement. Upon confirmation by the Secretary that the Articles of Merger have been accepted by the Secretary, Purchaser and the Shareholder Representative shall jointly deliver to the Escrow Agent a JOINT WRITTEN NOTICE, which Joint Written Notice shall direct the Escrow Agent to shall pay such outstanding Indebtedness from the Closing Escrow Account by wire transfer of immediately available funds to the accounts designated by the Company pursuant to this SECTION 1.11.

     1.12 ADJUSTMENT FOR TRANSACTION EXPENSES. Not less than three (3) Business Days prior to the Closing Date, the Company shall (a) deliver to Purchaser a good faith written estimate of all incurred and unpaid fees and expenses of the Company and the Shareholders contemplated by SECTION 6.4 through the Closing Date and any transaction bonuses which are or become payable to Company Employees as a result of the Merger ("TRANSACTION EXPENSES") and (b) designate in writing accounts and wire transfer instructions for the payment of such Transaction Expenses upon confirmation by the Secretary that the Articles of Merger have been accepted by the Secretary. Upon confirmation that the Articles of Merger have been filed with the Secretary, Purchaser shall deposit with the Escrow Agent the aggregate amount of such outstanding fees and expenses in cash payable by wire transfer of immediately available funds for deposit in the Closing Escrow Account in accordance with the terms and conditions of the Escrow Agreement. Upon confirmation by the Secretary that the Articles of Merger have been accepted by the Secretary, Purchaser and the Shareholder Representative shall jointly deliver to the Escrow Agent a JOINT WRITTEN NOTICE, which Joint Written Notice shall direct the Escrow Agent to shall pay such outstanding fees and expenses from the Closing Escrow Account by wire transfer of immediately available funds to the accounts designated by the Company pursuant to this Section 1.12.

    1.13 APPOINTMENT OF SHAREHOLDER REPRESENTATIVE. Upon approval of this Agreement and the Escrow Agreement by the shareholders of the Company in accordance with the IBCA, Michael J. Kennealy (the "SHAREHOLDER REPRESENTATIVE") is appointed the attorney-in-fact of the Equity Holders, with full power and authority, acting in the name of and for and on behalf of such holders (a) to amend or waive any provision of this Agreement, (b) to execute and deliver the Escrow Agreement, to have all of the rights and perform all of the obligations of the Shareholder Representative as set forth in the Escrow Agreement, to direct the distribution of the Escrow Account and to pursue, defend and settle any claims relating thereto, (c) to withhold a portion of the Stock Merger Consideration and the Option Merger Consideration (in an amount reasonably acceptable to the Purchaser) to fund the expenses of the Shareholder Representative, including expenses incurred in connection with determining the Working Capital and defending any indemnification claims, and to establish reserve account (the "EXPENSE RESERVE ACCOUNT") to hold such funds until such time as the Shareholder Representative deems appropriate, (d) following the Effective Time, to have the exclusive right, power and authority, on behalf of the Equity Holders, to pursue, defend, and settle any indemnification claims pursuant to ARTICLE 8 and to do all things and to take all other actions the Shareholder Representative may consider necessary or proper to resolve any indemnification claims after the Effective Time, and (e) to do all other things and to take all other action under or related to this Agreement that the Shareholder Representative may consider necessary or proper to effectuate the transactions contemplated hereby and to resolve any dispute with the Purchaser over any aspect of this Agreement and on behalf of the Equity Holders to enter into any agreement to effectuate any of the foregoing which shall have the effect of binding each Equity Holder as if such holder had personally entered into such an agreement; PROVIDED, that all actions taken or decisions made by the Shareholder Representative on behalf of the Equity Holders shall be taken or made in a manner which is ratably and equitably amongst all Equity Holders. This appointment and power of attorney shall be deemed as coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity or liquidation or dissolution of any Equity Holder or the occurrence of any other event or events. The Shareholder Representative shall be held harmless by the Equity Holders from any and all loss, damage or liability and expenses (including legal fees) which such Equity Holder may sustain as a result of any action taken in good faith by the Shareholder Representative. Upon the death, disability or resignation of a Shareholder Representative, the successor shall be appointed by the shareholders receiving a majority of the Stock Merger Consideration and Option Merger Consideration.

     1.14  DISSENTING SHARES.

          (a) Notwithstanding anything to the contrary in this Agreement, any holder of shares of outstanding Company Common Stock who has exercised such holder's dissenters' rights in accordance with the IBCA, and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("DISSENTING SHARES"), shall not have the right to have such Dissenting Shares converted into or represent a right to receive the amounts provided in Section
1.5 but the holder of the Dissenting Shares shall be entitled only to such rights as are granted by applicable law.

          (b) Notwithstanding the provisions of SECTION 1.14, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's dissenters' rights under applicable law, then, as of the later of the Effective Time or the occurrence of such event, each of such holder's outstanding Company Common Stock shall automatically be converted into and represent only the right to receive the amounts provided in SECTION 1.5.

          (c) The Company shall give Purchaser (i) prompt notice of any exercise of dissenters' rights, withdrawal or loss of such dissenters' rights, and any other instruments served or otherwise delivered pursuant to the IBCA and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissenters' rights under the IBCA. Unless required by applicable Law or with the prior written consent of Purchaser, the Company shall not voluntarily make any payment with respect to any exercise of dissenters' rights or offer to settle any such exercise of dissenters' rights.

          (d) Each Shareholder hereby waives any applicable dissenters' rights under the IBCA with respect to the Merger.

     1.15  SHAREHOLDER CONSENT.

          (a) Each Shareholder hereby consents to the resolution approving the Merger attached hereto as EXHIBIT B which consent shall only become effective on the fifth (5th) day after a notice of the Merger in accordance with the IBCA (the "MERGER NOTICE") is delivered to all of the shareholders of the Company who have not executed this Agreement in accordance with the IBCA, which such Merger Notice shall be delivered as soon as practicable, but in no event later than two
(2) Business Days after the date hereof. Each Shareholder hereby waives any notice required to be delivered under the IBCA with respect to the approval of the Merger by such Shareholder.

          (b) At any meeting of the holders of Company Common Stock, and at every adjournment thereof, and on every action or approval by written consent of the holders of Company Common Stock, each Shareholder shall vote or cause to be voted all of his, her or its shares of Company Common Stock, in favor of any matter that could reasonably be expected to facilitate the Merger and the transactions contemplated hereby and against any matter that could reasonably be expected to hinder, impede or delay the consummation of the Merger or the transactions contemplated hereby.

          (c) Each Shareholder agrees not (A) to sell, transfer, pledge, encumber, assign or otherwise dispose of (collectively, "TRANSFER"), or enter into any contract, option or other arrangement or understanding with respect to the Transfer by such Shareholder of, any Company Common Stock held by or issuable to him, her or it or offer any interest thereof to any Person other than pursuant to the terms of the Merger or (B) to enter into any voting arrangement or understanding, whether by proxy, power of attorney, voting agreement, voting trust or otherwise with respect to the Company Common Stock held by or issuable to him, her or it other than as expressly contemplated hereunder and agrees not to commit or agree to take any of the foregoing actions.

          (d) Effective as of the Effective Time, each Shareholder agrees that the following documents shall be terminated and be of no further force or effect: (i) that certain Right of First Refusal Agreement dated as of September 9, 1998 by and among James R. Swanson, individually and as the trustee of the James R. Swanson Trust dated May 13, 1992 as Amended and Restated November 18, 1996, by Chartered Holdings, LLC, Spectrum Equity Investors II, L.P., SEA 1998 II, L.P. and TA/Advent Investors LLC and the Company, (ii) that certain Investor Rights Agreement, dated September 9, 1998 by and among the Company, Chartered Holdings, LLC, Spectrum Equity Investors II, L.P., SEA 1998 II, L.P. and TA/Advent Investors LLC, (iii) that certain Right of First Refusal Agreement, dated August 31, 1999 among the Company, Chartered Holdings, LLC and the Management Holders listed on the signature pages thereof, and (iv) that certain Investor Rights Agreement, dated August 31, 1999, among the Company, Chartered Holdings, LLC and the Management Holders listed on the signature pages thereto.

             ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Purchaser as follows as of the date hereof and as of the Closing Date:

     2.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Illinois and has full corporate power and authority to conduct its business as now conducted and to own, use, license and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that would not reasonably be expected to have a Material Adverse Effect on the Company. Schedule 2.1 sets forth each jurisdiction where the Company is so qualified, licensed or admitted to do business as a foreign corporation.

    2.2 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has full corporate power and authority to execute and deliver this Agreement and the other agreements which are attached (or forms of which are attached) as exhibits hereto or which or otherwise delivered by any party in connection herewith (the "ANCILLARY AGREEMENTS") to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is or will become a party and the consummation by the Company of the transactions contemplated hereby and thereby, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of the Company, who have recommended that the Company's shareholders approve the Merger, this Agreement and the transactions contemplated hereby, and no further corporate action on the part of the Company other than the effectiveness of the consent set forth in SECTION 1.15 is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is or will become a party and the consummation by the Company of the transactions contemplated hereby and thereby, which consent shall automatically become effective on the 5th day following the date of delivery of the Merger Notice in accordance with Section
1.15. This Agreement and the Ancillary Agreements to which the Company is or will become a party have been or will be, as applicable, duly and validly executed and delivered by the Company and, assuming the effectiveness of the consent set forth in SECTION 1.15 and the due authorization, execution and delivery hereof (and, in the case of the Ancillary Agreements to which Purchaser is a party, thereof) by Purchaser and each other party thereto, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity. By executing this Agreement, each Shareholder consents to the resolution approving the Merger attached hereto as EXHIBIT B, which consents constitute the only vote of the holders of Company Common Stock necessary to approve this Agreement and the transactions contemplated hereby, including the Merger.

     2.3  CAPITAL STOCK.

          (a) The authorized capital stock of the Company consists of (i) 15,000,000 shares of common stock, $1.00 par value per share (the "COMPANY COMMON STOCK"), of which 989,812.5 shares of Company Common Stock are issued and outstanding and 260,832 shares of Company Common Stock are reserved for issuance upon exercise of outstanding, unexercised Company Options issued under the Company Option Plan and (ii) One Million (1,000,000) shares of preferred stock, $10.00 par value per share, with fifty-four of such shares of authorized preferred stock designated as "Series A Convertible Preferred Stock" and with another fifty-four of such shares of authorized preferred stock designated as "Series B Redeemable Preferred Stock," of which no shares of such authorized preferred stock are issued and outstanding. No Company Options have been granted outside the Option Plan. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable, have not been issued in violation of any applicable Laws, including without limitation any federal or state securities Laws, and are owned beneficially and of record by Shareholders. Contemporaneous with the execution of this Agreement, the Company has delivered to Purchaser a letter dated as of the date hereof (the "COMPANY LETTER"). The Company Letter sets forth a schedule containing a true and complete list of all of the shareholders of record of the Company by shareholder name, address and number of shares of Company Common Stock held. The Company Letter sets forth for each outstanding Company Option the name of the holder of such Company Option, the address of such holder, the number, class and series of shares of Company capital stock subject to such Company Option, the exercise price of such Company Option and the vesting schedule therefor, including the extent vested to date and whether the exercisability of any such Company Option will be accelerated by reason of the transactions contemplated by this Agreement and the extent to which each such Company Option will be exercisable after taking into account the transactions contemplated by this Agreement.

          (b) Except as disclosed in SCHEDULE 2.3(b), no Company Common Stock has been issued subject to a repurchase option or buy back agreement on the part of the Company.

          (c) Except as disclosed in SCHEDULE 2.3(a), there are no outstanding Company Options or other Equity Equivalents or any agreements, arrangements or understandings to which the Company is a party (written or oral) to issue any Company Options or other Equity Equivalents. Except as disclosed in SCHEDULE 2.3(a), there is no stock option or similar plan of the Company pursuant to which Company Options or other Equity Equivalents are issued and outstanding or are available for issuance.

          (d) Except as disclosed in SCHEDULE 2.3(d), there are no preemptive rights or agreements, arrangements or understandings to grant preemptive rights with respect to the issuance or sale of Company Common Stock created by statute, the articles of incorporation or bylaws of the Company, or any agreement or other arrangement to which the Company is a party (written or oral) or to which it is bound, and there are no agreements, arrangements or understandings to which the Company is a party (written or oral) pursuant to which the Company has the right to elect to satisfy any Liability by issuing Company Common Stock or Equity Equivalents.

          (e) Except as disclosed in SCHEDULE 2.3(e), the Company is not a party or subject to any agreement or understanding, and, to the Knowledge of the Company, there is no agreement, arrangement or understanding between or among any Persons which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to the Company Common Stock, including any voting trust agreement or proxy.

    2.4 NO SUBSIDIARIES. The Company has no Subsidiaries and does not otherwise hold any equity, membership, partnership, joint venture or other ownership interest or Investment Assets in any Person.

    2.5 DIRECTORS, OFFICERS AND EMPLOYEES. The names of each director and officer of the Company on the date hereof, and his or her position with the Company are listed in Schedule 2.5. No claims for indemnification by any current or former director, officer or other employee of the Company are currently outstanding, and, to the Knowledge of the Company, none are threatened.

    2.6 NO CONFLICTS. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is or will be a party do not, and the performance by the Company of its obligations under this Agreement and the Ancillary Agreements to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws of the Company;

          (b) subject to obtaining the Approvals disclosed in SCHEDULE 2.6(d), if any, result in a violation or breach of, or a conflict with, any Law or Order applicable to the Company or any of the Company's Assets and Properties; or

          (c) subject to obtaining the Approvals disclosed in SCHEDULE 2.6(c),
(i) result in a violation or breach of or conflict with, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Company or any of the Company's Assets and Properties under or (vii) result in the loss of any material benefit under, any of the terms, conditions or provisions of any Material Contract or Company Permit.

          (D) Schedule 2.6(d) contains a list of all Approvals of Governmental or Regulatory Authorities and of all Persons other than Governmental or Regulatory Authorities required in connection with the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

    2.7 COMPANY FINANCIAL STATEMENTS; ACCOUNTING PRACTICES. SCHEDULE 2.7 sets forth (a) the audited balance sheets of the Company as at December 31, 2003, December 31, 2004, and December 31, 2005 (such balance sheet as at December 31, 2005, the "DECEMBER BALANCE SHEET") and the related statements of operations and statements of cash flows for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005, and (b) the unaudited balance sheet of the Company as at March 31, 2006 (the "MOST RECENT BALANCE SHEET DATE") and the related statement of operations and statement of cash flows for the three (3) months ended March 31, 2006 (collectively, the "Company Financials"). The Company Financials have been prepared in accordance with GAAP except as otherwise expressly noted therein and except that the interim financial statements lack footnotes and are subject to normal year-end adjustments, are complete and correct in all material respects, are in accordance with the Books and Records of the Company and present fairly, in all material respects, the financial condition and operating results of the Company as of the dates and during the periods indicated therein.

    2.8 BOOKS AND RECORDS; ORGANIZATIONAL DOCUMENTS. Copies of the minute books reflecting minutes of the meetings of the Company's board of directors and stockholders since the incorporation of the Company and the stock record books of the Company in possession of the Company have been provided or made available to Purchaser or its counsel prior to the execution of this Agreement. The minute books of the Company reflecting minutes of the meetings of the Company's board of directors and shareholders and the stock record books of the Company since September 9, 1998 are complete and correct in all material respects, and such minute books contain a true and complete record the resolutions adopted at such meetings and by all written consents in lieu of meetings of the directors, shareholders and committees of the board of directors of the Company from such date through the date hereof, in each case that were material to the operation of the business as then conducted.

    2.9 ABSENCE OF CHANGES. Since December 31, 2005, (the "Company Financials Date"), there has not been any event which has had or is reasonably expected to have any Material Adverse Effect on the Company. Without limiting the generality of the foregoing sentence, since the Company Financials Date:

          (a) the Company has not entered into any material Contract or License, other than with Purchaser or its Affiliates, commitment or transaction or incurred any Liabilities outside of the ordinary course of business;

          (b) except for customary non-disclosure agreements from potential purchasers of the Company, the Company has not entered into any Contract or License, other than with Purchaser and its Affiliates, as part of a Business Combination;

          (c) the Company has not altered or entered into any Contract or other commitment to alter its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof;

          (d) except as set forth on SCHEDULE 2.9(d), the Company has not entered into any strategic alliance, joint development or joint marketing Contract;

          (e) except as set forth on SCHEDULE 2.9(e), there has not been any material amendment or other material modification (or agreement to do so) or violation of the terms of, any Material Contract;

          (f) the Company has not entered into any material transaction with any officer, director, shareholder, Affiliate or Associate of the Company, other than pursuant to any Contract disclosed to Purchaser pursuant to SCHEDULE 2.20(a) or other than pursuant to any Contract of employment listed pursuant to
SCHEDULE 2.18(a);

          (g) the Company has not entered into or amended any Contract or License pursuant to which any other Person is granted production, marketing, distribution, licensing or similar rights of any type or scope with respect to any products or services of the Company or Company Intellectual Property, other than as disclosed on SCHEDULE 2.9(d);

          (h) no Action or Proceeding has been commenced or, to the Knowledge of the Company, has been threatened, by or against the Company;

          (i) the Company has not declared or set aside or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any Company Common Stock or Equity Equivalents, or effected or approved any split, combination or reclassification of any Company Common Stock or Equity Equivalents, or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock or Equity Equivalents, or repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of Company Common Stock or Equity Equivalents;

          (j) (i) the Company has not issued, granted, delivered, sold or authorized or proposed to issue, grant, deliver or sell, or purchased or proposed to purchase, any shares of Company Common Stock or Equity Equivalents,
(ii) the Company has not modified or amended the rights of any holder of any outstanding shares of Company Common Stock or Equity Equivalents, and (iii) there have not been any agreements, arrangements, plans or understandings obligating the Company to make any such modification or amendment;

          (k) there has not been any amendment to the Company's articles of incorporation or bylaws;

          (l) there has not been any transfer (by way of a Contract, License or otherwise) to any Person of rights to any Company Intellectual Property;

          (m) the Company has not made or agreed to make any disposition or sale of, waiver of rights to, license or lease of, or incurrence of any Lien on, any material Assets and Properties of the Company, other than dispositions of inventory, or nonexclusive licenses of Assets and Properties in the ordinary course of business of the Company;

          (n) the Company has not made or agreed to make any purchase of any Assets and Properties of any Person other than (i) acquisitions of supplies or inventory, or licenses of Assets or Properties, in the ordinary course of business of the Company, and (ii) other acquisitions in an amount not exceeding Twenty-Five Thousand Dollars ($25,000) in the case of any individual item or Fifty Thousand Dollars ($50,000) in the aggregate;

          (o) the Company has not made or agreed to make any capital expenditures or commitments for additions to property, plant or equipment of the Company constituting capital assets in the aggregate in an amount exceeding the Company's budget for capital expenditures through June 30, 2006;

          (p) except as set forth on SCHEDULE 2.9(p), the Company has not made or agreed to make any write-off or write-down, any determination to write off or write-down, or revalue, any of the Assets and Properties of the Company, or change any reserves or Liabilities associated therewith, in the aggregate in an amount exceeding Twenty-Five Thousand Dollars ($25,000);

          (q) the Company has not made or agreed to make payment, discharge or satisfaction, in an amount in excess of Five Thousand Dollars ($5,000), in any one case, or Twenty-Five Thousand Dollars ($25,000) in the aggregate, of any claim, Liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Company Financials and other than Liabilities incurred in the ordinary course of business since the Company Financials Date;

          (r) the Company has not failed to pay or otherwise satisfy any Liabilities presently due and payable of the Company (other than delays in the ordinary course of the Company's business that will not have a Material Adverse Effect on the Company), except such Liabilities which are being contested in good faith by appropriate means or procedures and which, individually or in the aggregate, are immaterial in amount;

          (s) the Company has not incurred any Indebtedness or guaranteed any Indebtedness of any other Person, and has not issued or sold any debt securities of the Company or guaranteed any debt securities of others;

          (t) except as set forth in SCHEDULE 2.9(t), the Company has not granted any severance or termination pay to any director, officer, employee or consultant of the Company;

          (u) except as set forth in the Company Letter, the Company has not (i) granted or approved any increase in salary, rate of commissions, rate of consulting fees or any other compensation of any current or former officer, director, shareholder, employee, independent contractor or consultant of the Company other than general salary increases with respect to employees (other than officers and directors) in the ordinary course of business, or (ii) paid or agreed or made any commitment to pay any discretionary or stay bonus;

          (v) except as set forth in the Company Letter, the Company has not paid or approved the payment of any consideration of any nature whatsoever (other than salary, commissions or consulting fees and customary benefits paid to any current or former officer, director, shareholder, employee or consultant of the Company in the ordinary course of business) to any current or former officer, director, shareholder, employee, independent contractor or consultant of the Company;

          (w) except changes required under SECTION 2.14 below, the Company has not adopted, entered into, amended, modified or terminated (partially or completely) any Plan;

          (x) the Company has not made any change in accounting policies, principles, methods, practices or procedures (including for bad debts, allocation of corporate expenses, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);

          (y) the Company has not commenced or terminated or made any material change in any line of business;

          (z) there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company in the aggregate in an amount exceeding Fifty Thousand Dollars ($50,000); and

          (aa) except as set forth in SCHEDULE 2.9(aa), neither the Company, nor any Shareholder, nor any of their respective Affiliates has entered into or approved any contract, arrangement or understanding to do, engage in or cause or having the effect of any of the foregoing by the Company, including with respect to any Business Combination not otherwise restricted by the foregoing paragraphs.

    2.10   NO UNDISCLOSED LIABILITIES. There are no Liabilities of the
Company or affecting any of the Company's Assets and Properties except for (i) Liabilities reflected or reserved against in the Company Financials (including the notes thereto), (ii) Liabilities reflected or reserved on the Closing Date Balance Sheet and taken into account in determining Working Capital pursuant to SECTIONS 1.8(b) and (c), (iii) Liabilities which have arisen after the Most Recent Balance Sheet Date in the ordinary course of business which would not have a Material Adverse Effect on the Company, (iv) Liabilities under this Agreement or incurred as expressly contemplated hereby, (v) Liabilities arising under the express terms of any Contract (excluding any liabilities or obligations arising out of any breach or violation by the Company of the terms and conditions of any such Contract), (vi) Liabilities that would not be required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied with the Company Financials or (vii) Liabilities which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

    2.11  TAXES.

          (a) Except as set forth on SCHEDULE 2.11(a), (i) the Company has properly prepared and timely filed all Tax Returns required to have been filed by it; (ii) all such Tax Returns are true, accurate and complete in all material respects; (iii) all Taxes owed by the Company (whether or not shown on any Tax Return) have been paid except for Taxes not yet due or accrued on the Company Financials; (iv) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return; (v) no unresolved claim has ever been made by any Governmental or Regulatory Authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction; and (vi) there are no security interests on any of the issued and outstanding Company Common Stock or Assets and Properties of the Company that arose in connection with any failure (or alleged failure) to pay any Tax other than any security interest for Taxes not yet due.

          (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party. None of the Stock Merger Consideration constitutes wages or other compensation for services to employees or former employees of the Company that is subject to federal, state or local income or employment tax withholding.

          (c) There is no dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any Governmental or Regulatory Authority or (ii) to the Knowledge of the Company based upon contact with any agent of any such Governmental or Regulatory Authority. SCHEDULE 2.11(c) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2002, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered or made available to Purchaser true, correct and complete copies of all federal income Tax Returns, Tax examination reports and statements of Tax deficiencies assessed against or agreed to, by or on behalf of the Company, that have been filed or received since January 1, 2003. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Internal Revenue Code.

          (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e) The Company is not a party to or bound by (and will not prior to the Closing become a party to or bound by) any Tax indemnity, Tax allocation, Tax sharing or gain recognition agreement (whether written, unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax Returns, under operation of state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions). The Company has not been, and will not be, required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending on or after the Closing Date as a result of (A) any change in method of accounting for a Tax period ending on or prior to the Closing Date under Section 481 of the Internal Revenue Code (or any corresponding or similar provision of state, local or foreign income Tax Law);
(B) any "closing agreement" as described in Section 7121 of the Internal Revenue Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (C) any deferred intercompany gain or any excess loss account described in the Treasury Regulations under Section 1502 of the Internal Revenue Code (or any corresponding or similar provision of state, local or foreign income Tax Law);
(D) any installment sale or open transaction disposition made on or prior to the Closing Date; (E) any prepaid amount received on or prior to the Closing Date; or (F) the application of Section 263A of the Internal Revenue Code (or any corresponding or similar provision of state, local or foreign income Tax Law) with respect to a Tax period ending on or prior to the Closing Date.

          (f) The Company (A) has never been a member of an "affiliated group" (within the meaning of Section 1504(a) of the Internal Revenue Code) filing a consolidated federal income Tax Return, and (B) has no Liability for the Taxes of any Person other than the Company (i) under Treasury Regulation ss.1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.

          (g) The Company has not made any payments, is not obligated to make any payments, and is not a party to any Contract, agreement or arrangement covering any current or former employee or consultant of the Company that under certain circumstances could require it to make or give rise to any payments that are not fully deductible as a result of the provisions set forth in Sections 162(m) or 280G of the Internal Revenue Code or the Treasury Regulations thereunder (or any corresponding provisions of state, local or foreign Tax Law) or would result in an excise Tax to the recipient of any such payment under
Section 4999 of the Internal Revenue Code or Tax to the recipient under Internal Revenue Code Section 409A(a)(1).

          (h) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code.

          (i) The Company has not executed any power of attorney, which is currently in effect, with respect to any matter relating to Taxes of the Company.

          (j) The Company has not filed any consent or entered into any agreement pursuant to Section 341(f) of the Internal Revenue Code with respect to any of its Assets and Properties.

          (k) The unpaid Taxes of the Company (A) did not, as of the Most Recent Balance Sheet Date, exceed the reserve for Tax Liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

          (l) The unpaid Taxes of the Company will not, as of the Closing Date, exceed the reserve for Tax Liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Closing Date Balance Sheet (rather than in any notes thereto). Since the Most Recent Balance Sheet Date, the Company has not incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, except in the ordinary course of the Company's business and in a manner that is consistent with past practice and custom.

          (m) The Company is not party to or bound by any written ruling or agreement, or to the Knowledge of the Company any other agreement, with any Governmental or Regulatory Authority which would have continuing effect in any Tax period of the Company for which a Tax Return has not yet been filed.

          (n) The Company is not engaged in business, nor does it have a permanent establishment, outside of the United States.

          (o) The Company is not party to any joint venture, partnership, or other arrangement or Contract that would be treated as a partnership for federal income Tax purposes.

          (p) The Company has not distributed stock of another Person, nor has the Company's stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or
Section 361 of the Internal Revenue Code.

          (q) The Company has not "participated," within the meaning of Treasury Regulation Section 1.6011-4(c), or been a "material advisor" or "promoter" (as those terms are defined in Section 6111 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder) in (i) any "reportable transaction" within the meaning of Section 6011 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder, (ii) any "confidential corporate tax shelter" within the meaning of the Treasury Regulations promulgated under
Section 6111 of the Internal Revenue Code, (iii) any "potentially abusive tax shelter" within the meaning of the Treasury Regulations promulgated under
Section 6112 of the Internal Revenue Code or (iv) any transactions subject to the list maintenance requirements under Section 6112 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

    2.12 LEGAL PROCEEDINGS. SCHEDULE 2.12 sets forth all Actions or Proceedings against or affecting, or, to the Knowledge of the Company, threatened against, the Company, or any of its Assets and Properties. Except as set forth in SCHEDULE 2.12:

          (a) there are no Actions or Proceedings pending or, to the Knowledge of the Company, threatened, against or adversely affecting the Company, or any of the Company's Assets and Properties, or that might have the effect of enjoining, restraining, or prohibiting the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or making illegal or otherwise prohibiting the transactions contemplated hereby or by any Ancillary Agreement; and

          (b) the Company has not received notice of, nor, to the Knowledge of the Company do there exist any Orders outstanding against the Company.

    2.13  COMPLIANCE WITH LAWS AND ORDERS; PERMITS.

          (a) The operation of the business of the Company as currently conducted does not violate any Law or Order applicable to the Company or any of the Company's Assets and Properties, including without limitation the federal Fair Credit Reporting Act, the federal Gramm-Leach-Blilely Act, other federal or state Laws governing privacy, insurance or financial products, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, and other Laws or regulations governing marketing, promotion and/or sales of goods or services. Except as set forth on SCHEDULE 2.13(a), neither the Company nor any of its directors, officers, Affiliates or employees or, to the Knowledge of the Company, agents has violated or is currently in default or violation under, any Law or Order applicable the Company or any of the Company's Assets and Properties, including without limitation the federal Fair Credit Reporting Act, the federal Gramm-Leach-Blilely Act, other federal or state Laws governing privacy, insurance or financial products, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, and other Laws or regulations governing marketing, promotion and/or sales of goods or services. The Company has timely filed with the proper authorities all statements and reports required by all Laws or Orders to which the Company and its Assets and Properties and business are subject. To the Knowledge of the Company, there exists no claim of violation, or any actual violation, of any such Laws and Orders by the Company. There is not pending or, to the Knowledge of the Company, threatened, any action or other proceeding or, to the Knowledge of the Company, any investigation or complaint by or before any Governmental or Regulatory Authority relating to or arising out of the advertising or marketing practices or other business activities of the Company or to revoke, cancel, suspend, modify or refuse to renew, or otherwise relating to, any of the Permits.

          (b) The Company has all Permits required by any Law or any Governmental or Regulatory Authority for the conduct of the Company's business as presently conducted. Each of such Permits is in full force and effect and the Company is in compliance with the terms and requirements thereof, and no such Permit is subject to any conditions or limitations other than those applicable TO PERMITS OF THAT KIND GENERALLY. ALL PERMITS OF COMPANY ARE LISTED ON Schedule 2.13(b) (the "COMPANY PERMITS") and the Company has made available to Purchaser a true and correct copy of each such Permit. No loss or expiration of any Permit is pending or, to the Knowledge of the Company, threatened (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.

    2.14  PLANS; ERISA.

          (a) All of the Plans of the Company and its ERISA Affiliates, or under which the Company or any ERISA Affiliate has or may reasonably be expected in the future to have any liability, are listed on SCHEDULE 2.14(a). Copies of all such Plans have been furnished to Purchaser, along with annual reports (Forms
5500) required for any Plan for the last three (3) years, summary plan descriptions and any trusts, insurance policies or other funding arrangements. To the extent applicable, each Plan has been maintained and administered, in all material respects, in accordance with its terms and all applicable Laws, including but not limited to the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA") and the Internal Revenue Code. Any Plan intended to be qualified under Section 401(a) of the Internal Revenue Code or Section 501(a) of the Internal Revenue Code is so qualified and is subject to a current opinion or determination letter from the Internal Revenue Service regarding such qualification, which has been furnished to Purchaser. No Plan, in operation, is in violation of Internal Revenue Code Section 409A. No Plan is covered by Title IV of ERISA or Section 412 of the Internal Revenue Code. Neither the Company nor any of its Affiliates has been a contributing employer to any multiemployer plan as defined under
Section 4001 of ERISA. Neither the Company nor any officer or director of the Company has incurred any Liability or penalty under Section 4971 through 4980G of the Internal Revenue Code or Title 1 of ERISA. None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable Law, including but not limited to, Sections 601 to 608 of ERISA and Section 4980B of the Internal Revenue Code. No Action or Proceeding (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the Knowledge of the Company, is threatened, against or with respect to any such Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been made or accrued. All reports, returns, forms and notices required to be filed with any Governmental or Regulatory Authority or furnished to participants or beneficiaries with respect to the Plans, by the Internal Revenue Code, ERISA or any other applicable Law, have been so filed and furnished. Neither the Company nor any of its Affiliates is under a legal or contractual obligation to continue any of the Plans and may terminate any or all of the Plans at any time in accordance with the terms of the Plans and applicable Law without incurring any Liability.

          (b) Except for the acceleration of vesting of all options upon the consummation of the transaction contemplated hereby, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment or increased benefit (including without limitation severance, unemployment compensation, bonus or otherwise) becoming due to any current or former director, officer, employee or consultant of the Company under any Plan or otherwise, (ii) result in a payment or benefit becoming due to any director, officer or employee of the Company under any Plan or otherwise which will be characterized as a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code (but without regard to clause (b)(2)(A)(ii) thereof), (iii) increase any benefits otherwise payable under any Plan, or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

          (c) To the extent applicable, the Company and its Affiliates have complied in all material respects with the continuation health care coverage requirements of Section 4980B of the Internal Revenue Code and Sections 601 through 608 of ERISA with respect to "qualifying events," as defined in Internal Revenue Code Section 4980B and ERISA Section 603, which occur on or before the Closing with respect to any current or former employees of the Company and their respective "qualified beneficiaries," as defined in Internal Revenue Code
Section 4980B and ERISA Section 603, and with the requirements of the Health Insurance Portability and Accountability Act and other applicable health insurance requirements in Section 4980D of the Internal Revenue Code and Sections 701 through 734 of ERISA.

    2.15  REAL PROPERTY.

          (a) SCHEDULE 2.15(a) contains a true and correct list of (i) each parcel of real property owned by the Company (the "OWNED REAL PROPERTY") and
(ii) all Liens relating to or affecting any parcel of real property referred to in clause (i). SCHEDULE 2.15(a)contains a true and correct list of (i) each parcel of real property, other than Owned Real Property, that is leased, utilized and/or operated by the Company (as lessor or lessee or otherwise) (the "Leased Real Property") and (ii) all Liens relating to or affecting any parcel of real property referred to in clause (i) to which the Company is a party. True and correct copies of the documents under which the Leased Real Property is leased, subleased (to or by the Company or otherwise), utilized, and/or operated (the "LEASE DOCUMENTS") have been made available to Purchaser, and such Lease Documents are unmodified and in full force and effect. The Company does not own any real property other than the Owned Real Property and Company owned leasehold improvements, if any, on Leased Real Property.

          (b) With respect to Owned Real Property, except as set forth on
SCHEDULE 2.15(a) or the title commitment provided to Purchaser, the Company has good and marketable title to the Owned Real Property, free and clear of any security interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto. Subject to the terms of the Lease Documents, the Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment of each of the Leased Real Properties for the full term of the leases (including renewal periods) relating thereto. Each Lease Document referred to in Section 2.15(a) is a legal, valid and binding agreement, enforceable against the Company and, to the Knowledge of the Company, of each other Person that is a party thereto, in each case in accordance with its terms in all material respects, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity, and the Company is not in default, and to the Knowledge of the Company, there is not any condition or event which, after notice or lapse of time or both, would result in the lessor being in default thereunder. The Company does not owe brokerage commissions or finders fees with respect to any such Leased Real Property.

          (c) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, all improvements on the Owned Real Property and the Leased Real Property comply with and are owned and operated in accordance with applicable Laws (including Environmental Laws). Except as set forth on schedule 2.15(c), all such improvements are in all material respects in good operating condition, in a state of good maintenance and repair, ordinary wear and tear excepted, and are in all material respects adequate for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending or, to the Knowledge of the Company, threatened against any of such real property or the improvements thereon.

          (d) With respect to the Owned Real Property, (i) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property, (ii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein, (iii) there are no parties (other than the Company) in possession of the Owned Real Property, (iv) all facilities located on the Owned Real Property are supplied with utilities and other services reasonably necessary for the operation of such facilities.

    2.16 TANGIBLE PERSONAL PROPERTY. The Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property presently used in the conduct of its business, including all tangible personal property reflected on the Company Financials and tangible personal property acquired since the date of the Company Financials, other than property disposed of since such date for fair consideration and in the ordinary course of business. Except for purchase money liens on equipment purchases or product purchases in the ordinary course of the Company's business for which the purchase price is not yet due and payable, all such tangible personal property (including plant, property and equipment) is owned by the Company free and clear of all Liens and is adequate in all material respects for the conduct by the Company of its business as presently conducted, and is in good working order and condition in all material respects, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

    2.17  INTELLECTUAL PROPERTY.

          (a) SCHEDULE 2.17(a) lists all Company Registered Intellectual Property as well as all material Company Intellectual Property that is not registered and lists any Actions or Proceedings pending as of the date hereof before any Governmental or Regulatory Authority (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property or the other material Company Intellectual Property.

          (b) Except as set forth on SCHEDULE 2.17(b), (i) the Company has all right, title and interest in or valid and enforceable rights under Contracts or Licenses to use all Intellectual Property that is necessary for the Company to conduct its business in the ordinary course; and (ii) the Company owns exclusively all Company Registered Intellectual Property and all identified Company Intellectual Property listed in SCHEDULE 2.17(a) in its own name, free and clear of any Liens except as disclosed in SCHEDULE 2.17(a), and no other Person has any claim of ownership or co-ownership of or in the Company Registered Intellectual Property, the Company Intellectual Property, or any portion thereof.

          (c) Except as set forth on SCHEDULE 2.17(c), the Company has obtained ownership of, and is the exclusive owner of, all Company Intellectual Property, including, without limitation, any Company Intellectual Property created, developed, modify, enhanced, or invented by Company's employees (current and former), consultants, developers or contractors, by operation of law or by valid assignment of any such rights.

          (d) The Company has not transferred ownership of or granted any License of or other right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property to any other Person.

          (e) The Company Intellectual Property, together with the licensed software and information technology and other Intellectual Property identified in Schedule 2.17(l), constitutes all the Intellectual Property materially used in and/or materially necessary to the conduct of the Company's business as currently conducted, including the design, development, distribution, marketing, manufacture, use, import, license, and sale of the products, technology and services of the Company and the infrastructure, networks, and systems necessary to conduct same.

          (f) Except as disclosed in SCHEDULE 2.17(f), the operation of the business of the Company as currently conducted, including the design, development, use, import, manufacture, marketing, and sale of the products, technology or services (including products, technology or services currently under development) of the Company, does not to the Knowledge of the Company infringe, violate, or misappropriate the Intellectual Property of any Person, and, to the Knowledge of the Company, the Company has not received notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes, violates, or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law, including notice of infringement of third-party patent or other Intellectual Property rights from a potential licensor of such rights.

          (g) Each item of Company Registered Intellectual Property which has actually been registered is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes due or payable as of the Closing in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property and due as of the Closing have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

          (h) To the Knowledge of the Company, there are no Contracts or Licenses between the Company and any other Person with respect to Company Intellectual Property under which there is any dispute (or, to the Knowledge of the Company, facts that may reasonably lead to a dispute) regarding the scope of such Contract or License, or performance under such Contract or License, including with respect to any payments to be made or received by the Company thereunder.

          (i) To the Knowledge of the Company, no Person is infringing, violating, or misappropriating any Company Intellectual Property.

          (j) To the Knowledge of the Company, no Company Intellectual Property is subject to any Contract, Order, Action or Proceeding that restricts, or that is reasonably expected to restrict in any manner, the use, marketing, transfer or licensing of any Company Intellectual Property by the Company or that may affect the validity, use or enforceability of such Company Intellectual Property.

          (k) The Company does not believe, nor has it received any complaint or allegation, that any (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise materially violates any Law applicable to the advertising and marketing of the Company's products or services, including without limitation the federal Fair Credit Reporting Act, the federal Gramm-Leach-Blilely Act, other federal or state Laws governing privacy, insurance or financial products, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act.

          (l) SCHEDULE 2.17(l) sets forth a list of all software, information technology (and related services), and other Intellectual Property that the Company has licensed from any third party which is used by the Company in and necessary for the Company to conduct its business. The Company has all rights necessary to the use of such software, information technology (and related services), and other Intellectual Property. To the Knowledge of the Company, the Company is not in breach in any material respect of the third party software license, database, or information technology agreements, customer agreements and the other agreements to which Company is or has been a party and to the Knowledge of the Company, such third parties have not claimed breach in any material respect or sent notice of termination with respect to such agreements. Except as disclosed on SCHEDULE 2.17(l), the Company does not utilize any open source software.

          (m) The products and services of the Company comply in all material respects with all applicable standards and with the feature specifications and performance standards set forth in the product data sheets and/or marketing materials of the Company. There are no material outstanding claims or, to the Knowledge of the Company, threatened claims for breach of warranties by the Company in connection with the foregoing. All material product or service performance comparisons heretofore furnished by the Company to customers or Purchaser are accurate in all material respects as of the dates so furnished.

    2.18  CONTRACTS.

          (a) SCHEDULE 2.18(a) contains a true and complete list of the following categories of Contracts to which the Company is a party or by which any of its Assets and Properties are bound (true and complete copies of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to Purchaser prior to the execution of this Agreement) (the "Material Contracts"):

               (i) any Contract with the twenty (20) largest Clients of the Company on the basis of revenues collected or accrued for the 12-month period ended March 31, 2006;

               (ii) any Contract constituting agency agreements with insurance companies;

               (iii) any Contract with respect to provision of telemarketing services to the Company;

               (iv) any Contract with respect to material Indebtedness of the Company;

               (v) any Contract (other than contracts listed in SCHEDULE 2.18(a)(i), (ii), (iii) and (iv)) with the fifteen (15) largest vendors of the Company on the basis of cost of goods or services purchased for the 12-month period ended March 31, 2006;

               (vi) any Contract for the lease of real or personal property to or from any Person providing for annual lease payments in excess of Five Thousand Dollars ($5,000) per annum;

               (vii) any Contract for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Company, or involve consideration in excess of Fifty Thousand Dollars ($50,000) (other than agreements with Clients, brokers, telemarketing service providers and other vendors listed in SCHEDULES 2.18(a)(vi));

               (viii) any Contract concerning confidentiality or noncompetition, other than confidentiality agreements entered into with customers of the Company in the ordinary course of business and confidentiality agreements entered into with potential purchasers of the Company;

               (ix) any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of Seventy-Five Thousand Dollars ($75,000) or providing severance benefits;

               (x) any Contract for the development or licensing of software or information technology;

               (xi) Any Contract pursuant to which the Company has an obligation to pay any royalties to any third party after Closing; and

               (xii) any other material Contract other than a Contract with a Client with annual payment obligations in excess of $250,000.

          (b) Each Contract to which the Company is a party or by which any of its Assets and Properties are bound is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against the Company and, to the Knowledge of the Company, each other Person that is a party thereto, in each case in all material respects in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity. Except as disclosed in Schedule 2.18(b), there is no event of default or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default under any such Contract on the part of the Company or, to the Knowledge of the Company, any other party thereto.

          (c) The Company is not a party to any Government Contract.

    2.19 INSURANCE. SCHEDULE 2.19 contains a true and complete list of all insurance policies (by policy number, insurer, expiration date and type, amount and scope of coverage) held by the Company relating to the Assets and Properties of the Company, copies of which have been provided or made available to Purchaser. In the three (3) year period ending on the date hereof, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, or any refusal to issue an insurance policy or non-renewal of a policy. Except as set forth on SCHEDULE 2.19, the insurance coverage provided by the policies listed in SCHEDULE 2.19 will not terminate or lapse by reason of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements. Each policy listed in SCHEDULE 2.19 is valid and binding and in full force and effect, all premiums due thereunder have been paid and neither the Company nor the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. The Company has not received written notice of cancellation of such policies or of any threatened termination of, or material premium increase with respect to, any of such policies. The insurance policies listed in SCHEDULE 2.19 are in amounts and have coverages as required by any Material Contract to which the Company is a party or by which any of its Assets and Properties is bound. SCHEDULE 2.19 contains a list of all claims in excess of Ten Thousand Dollars ($10,000) made under any insurance policies covering the Company in the last two years. The Company has not received notice that any insurer under any policy listed in Schedule 2.19 is denying, disputing or questioning liability with respect to a claim thereunder or defending under a reservation of rights clause.

    2.20 AFFILIATE TRANSACTIONS. Except as set forth on SCHEDULE 2.20, neither any Shareholder, nor any officer, director, Affiliate or Associate of Company or any Shareholder, is presently, or within the past three (3) years has been, a party to any transaction with Company, including without limitation, any Contract or other arrangement (i) providing for the furnishing of services by (other than as officers, directors or employees of Company); (ii) providing for the rental of real or personal property; or (iii) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of Company in the ordinary course of business consistent with past practice), any such individual or any corporation, partnership, trust or other entity in which any such individual has any interest, including without limitation, as a shareholder, officer, director, trustee or partner. Other than Contracts listed on SCHEDULE 2.20, Company does not have any outstanding Contract or other arrangement or commitment with any Shareholder or any officer, director, Affiliate or Associate of Company or any Shareholder. Except as set forth on
SCHEDULE 2.20 or the Shareholder Loans which are set forth on the Company Letter, the Assets and Properties of Company do not include any receivable or other obligation from any Shareholder or any officer, director, Affiliate or Associate of Company or any Shareholder and the liabilities of Company do not include any payable or other obligation or commitment to any such Person.

    2.21  EMPLOYEES; LABOR RELATIONS.

          (a) Neither the Company nor any of its Affiliates is a party to any collective bargaining agreement or other Contract with any group of employees, labor organization or other representative of any of the employees of Company or any of its Affiliates and, to the Knowledge of the Company, there are no activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred nor, to the Knowledge of the Company, has there been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. The Company and each of its Affiliates is in compliance in all material respects with all Laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income Taxes, unemployment compensation, worker's compensation, employee privacy and right to know and social security contributions. There are no unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, between the Company or any of its Affiliates and Persons employed by or providing services to the Company.

          (b) Except as set forth on SCHEDULE 2.21(b)(i), each Person who is an employee of the Company or any of its Affiliates is employed at will. No employee of the Company or any of its Affiliates is represented by a union. Each Person who is an independent contractor of the Company is classified as an independent contractor for purposes of all employment related Laws and all Laws concerning the status of independent contractors applicable to the Company. The Company Letter includes a schedule which sets forth, individually and by category, the name of each Person employed by or providing services to the Company, together with such Person's position or function, current annual base salary for 2006 or wage and bonus paid to such Person with respect to 2005. To the Knowledge of the Company, no employee of the Company shall have any continuing employment obligation or other obligation to provide services to any Person other than the Company, including without limitation to any Shareholder or any Affiliate of any Shareholder, following the Closing. To the Knowledge of the Company, no current employee of the Company has given notice that he or she will terminate his or her employment relationship with the Company for any reason, including because of the consummation of the transactions contemplated by this Agreement. Except as set forth on SCHEDULE 2.22(b)(ii), the Company is not a party to any agreement for the provision of labor from any outside agency. To the Knowledge of the Company, there have been no claims against the Company by employees of such outside agencies, if any, with regard to employees assigned to work for the Company, and no claims by any Governmental or Regulatory Authority with regard to such employees.

          (c) To the Knowledge of the Company, neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted nor any activity of the officers, employees or consultants of the Company in connection with the carrying on of the Company's business as presently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, or trigger a condition precedent to any rights under any Contract or other agreement under which any of such officers, employees or consultants is now bound, except as set forth on the Company Letter.

    2.22  ENVIRONMENTAL MATTERS.

          (a) To the Knowledge of the Company, no Hazardous Material is present in, on, under or adjacent to any property that the Company has at any time owned, operated, occupied, leased or used (including both the land and improvements thereon) by the Company. The Company has not transported, stored, used, manufactured, disposed of, sold, released or exposed its employees or any other Person to any Hazardous Material, or arranged for the disposal, discharge, storage or release of any Hazardous Material, and does not currently engage in any of the foregoing activities, in violation of any applicable Environmental Law or other Law.

          (b) No Approvals are required to be obtained by the Company under any Environmental Laws, and the Company has been and is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder.

          (c) No Action or Proceeding is pending, or to the Knowledge of the Company, threatened concerning any Environmental Law, Hazardous Material or any Hazardous Materials activity of the Company.

    2.23 SUBSTANTIAL CLIENTS, BROKERS AND VENDORS. SCHEDULE 2.23 lists the twenty (20) largest Clients of the Company on the basis of revenues collected or accrued for the 12-month period ended March 31, 2006. SCHEDULE 2.23 lists the twenty (20) largest brokers of the Company on the basis of fees or commissions paid for the 12-month period ended March 31, 2006. SCHEDULE 2.23 lists the fifteen (15) largest vendors (other than Clients and brokers) of the Company on the basis of cost of goods or services purchased for the 12-month period ended March 31, 2006. Except as disclosed in SCHEDULE 2.23, (i) no such customer or supplier has ceased its business relationship with the Company or materially reduced its purchases from or sales or provision of services to the Company since March 31, 2006, (ii) neither the Company nor any Shareholder has received notice (written or oral) from any such customer or supplier of its intent to cease its business relationship with the Company, or to materially reduce its purchases from or sales or provision of services to the Company, after the date hereof and (iii) to the Knowledge of the Company, no such customer or supplier has threatened to cease its business relationship with the Company, or to materially reduce its purchases from or sales or provision of services to the Company, after the date hereof.

    2.24  ACCOUNTS AND NOTES RECEIVABLE. Except as set forth in SCHEDULE
2.24, each of the accounts receivable and notes receivable of the Company reflected on the Company Financials, and each of the accounts receivable and notes receivable arising subsequent to the Company Financials Date, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) is a legal, valid and binding obligation of its debtor enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity, (c) is not subject to any valid set-off or counterclaim,
(d) has been collected or is fully collectible before the date that is ninety
(90) days after the date of invoice with respect thereto, net of (x) reserves shown on the finalized Closing Date Balance Sheet and (y) any amounts included in the calculation of the Merger Consideration, or taken into account in the determination of Working Capital, and which had the effect of reducing the Merger Consideration, and (e) does not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement other than customers' rights to inspect goods upon receipt and reject nonconforming goods.

    2.25 OTHER NEGOTIATIONS; BROKERS; THIRD-PARTY EXPENSES. Except as disclosed in Schedule 2.25, neither the Company nor any Shareholder, nor any of their respective officers, directors, managers, employees, agents, shareholders, members or Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Company, any Shareholder or any such Person) (a) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or
(b) has entered into any Contract or arrangement with any Person regarding any transaction involving the Company which is likely to result in Purchaser, the Company or any officer, director, employee, agent or Affiliate of any of them being subject to any claim for Liability to said Person as a result of entering into this Agreement or the Ancillary Agreements or consummating the transactions contemplated hereby and thereby. Except as set forth in SCHEDULE 2.25, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of the Company or any Shareholder, and following the Closing neither the Company nor the Purchaser shall have any obligation with respect to any such broker's, finder's, financial advisor's or similar fee or commission.

    2.26 BANKS AND BROKERAGE ACCOUNTS. SCHEDULE 2.26 sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto and
(c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, and any stock or bond powers or other authority for transfer granted with respect thereto.

    2.27 WARRANTY OBLIGATIONS. The Company has not entered into any warranties, indemnification obligations, guarantees or written warranty policies in respect of any of the Company's products and services (the "WARRANTY OBLIGATIONS") other than those normal and customary in the conduct of its business. The Company is not subject to any dispute or, to the Knowledge of the Company, threatened material dispute relating to such Warranty Obligations.

    2.28 FOREIGN CORRUPT PRACTICES ACT. Neither the Company nor, to the Knowledge of the Company, any agent, employee or other Person acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

    2.29  FINANCIAL PROJECTIONS. The Company has made available to
Purchaser certain financial projections with respect to the Company's business as of January 18, 2006, a copy of which are attached hereto as SCHEDULE 2.29, which projections were prepared for internal use only and were not prepared in accordance with GAAP. Such projections were prepared in good faith and were based on assumptions believed by the Company to be reasonable as of January 18, 2006, speak only as of such date, and have not been updated to reflect the operations of the Company business since such date or for any of the matters disclosed in writing to Purchaser in the course of Purchaser's due diligence. The Company makes no representation as to the future performance of the Company by virtue of the foregoing representation and actual results of the Company may be materially different from those contained in the projections.

    2.30 TAKEOVER STATUTES. No Takeover Statute applicable to the Company is applicable to the Merger or the other transactions contemplated hereby.

    2.31 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. Except as expressly set forth in this Article 2, the Company makes no representation or warranty, express or implied, at law or in equity, in respect of the Company, or any of its assets, liabilities, or operations.

          ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER

          Each Shareholder hereby represents and warrants to Purchaser, only as to such Shareholder, as follows as of the date hereof and as of the Closing
Date:

    3.1 OWNERSHIP OF COMPANY COMMON STOCK. Such Shareholder owns of record and beneficially all of the issued and outstanding shares of Company Common Stock set forth below such Shareholder's name on such Shareholder's signature page hereto. Such shares are, and when delivered by such Shareholder to Purchaser pursuant to this Agreement will be free and clear of any and all Liens.

    3.2 ORGANIZATION. With respect to each Shareholder which is not a natural Person, such Shareholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

    3.3 AUTHORITY RELATIVE TO THIS AGREEMENT. With respect to each Shareholder which is not a natural Person, (i) such Shareholder has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Shareholder is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, (ii) the execution and delivery by such Shareholder of this Agreement and the Ancillary Agreements to which it is a party and the consummation by such Shareholder of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action of such Shareholder, and no other action on the part of such Shareholder is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation by such Shareholder of the transactions contemplated hereby and thereby, (iii) this Agreement and the Ancillary Agreements to which such Shareholder is or will become a party have been or will be, as applicable, duly and validly executed and delivered by such Shareholder. Assuming the due authorization, execution and delivery hereof (and, in the case of the Ancillary Agreements to which Purchaser is a party, thereof) by, and enforceability against, Purchaser, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of such Shareholder enforceable against it in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity. Such Shareholder's consent set forth in SECTION 1.15 is irrevocable.

    3.4 NO CONFLICTS. The execution and delivery by such Shareholder of this Agreement and the Ancillary Agreements to which it is a party does not, and the performance by such Shareholder of its obligations under this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

          (a) with respect to each Shareholder which is not a natural Person, conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of organization, bylaws or operating agreement (or similar organizational documents) of such Shareholder;

          (b) conflict with or result in a violation or breach of any Law or Order applicable to such Shareholder or any of the issued and outstanding Company Common Stock held by such Shareholder; or

          (c) except as would not have a Material Adverse Effect on the Company,
(i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require any Shareholder to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the issued and outstanding Company Common Stock held by such Shareholder or any of such Shareholder's Assets and Properties under or (vii) result in the loss of any material benefit under, any of the terms, conditions or provisions of any Contract to which such Shareholder is a party or by which any of such Shareholder's Assets and Properties is bound.

    3.5 OTHER NEGOTIATIONS; BROKERS; THIRD-PARTY EXPENSES. Neither such Shareholder nor any of its officers, directors, employees, agents, Subsidiaries or Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Purchaser)
(a) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (b) has entered into any Contract or arrangement with any Person regarding any transaction involving Purchaser which is likely to result in Purchaser, the Company or any general partner, limited partner, manager, officer, director, employee, agent or Affiliate of any of them being subject to any claim for Liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby. Except as set forth in SCHEDULE 2.24, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of Purchaser, and following the Closing neither the Company nor the Purchaser shall have any obligation with respect to any such broker's, finder's, financial advisor's or similar fee or commission.

    3.6 AGREEMENTS. No Shareholder (other than Randal Tylin or an Affiliate of Chartered Holdings, LLC) owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer, competitor or supplier of the Company, or any organization which has a material contract or arrangement with the Company.

    3.7 LEGAL PROCEEDINGS. There are no Actions or Proceedings against or affecting, or, to the actual knowledge of such Shareholder, threatened against, such Shareholder or any of the issued and outstanding Company Common Stock set forth below such Shareholder's name on such Shareholder's signature page hereto, that might have the effect of enjoining, restraining, or prohibiting the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or making illegal or otherwise prohibiting the transactions contemplated hereby or by any Ancillary Agreement.

    3.8 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. Except as expressly set forth in this Article 3, each Shareholder makes no representation or warranty, express or implied, at law or in equity, in respect of such Shareholder, or any of such Shareholder's assets, liabilities, or operations.

            ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER AND
                                  PURCHASERSUB

    Purchaser and PurchaserSub represent and warrant to the Company and Shareholders as follows as of the date hereof and as of the Closing Date:

    4.1 ORGANIZATION AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. PurchaserSub is a corporation duly organized a validly existing and in good standing under the Laws of the State of Illinois. Purchaser and PurchaserSub have full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use and lease its Assets and Properties. Purchaser and PurchaserSub are duly qualified, licensed or admitted to do business and are in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Material Adverse Effect on Purchaser.

    4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Purchaser and PurchaserSub have full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser and PurchaserSub of this Agreement and the Ancillary Agreements to which Purchaser and/or PurchaserSub is a party and the consummation by Purchaser and PurchaserSub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate actions of Purchaser and PurchaserSub, and no other corporate action on the part of Purchaser or PurchaserSub is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Purchaser and PurchaserSub of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Purchaser and/or PurchaserSub is or will become a party have been or will be, as applicable, duly and validly executed and delivered by Purchaser and/or PurchaserSub, as applicable, and, assuming the due authorization, execution and delivery hereof (and in the case of the Ancillary Agreements to which the Company and/or each Shareholder is a party, thereof) by, and enforceability against, Company and/or each Shareholder, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of Purchaser and/or PurchaserSub, enforceable against Purchaser and/or PurchaserSub, as applicable, in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity.

    4.3 NO CONFLICTS. The execution and delivery by Purchaser and PurchaserSub of this Agreement and the Ancillary Agreements to which it is a party does not, and the performance by Purchaser or PurchaserSub of its obligations under this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Purchaser or PurchaserSub; or

          (b) conflict with or result in a violation or breach of any Law or Order applicable to Purchaser or PurchaserSub.

    4.4 OTHER NEGOTIATIONS; BROKERS; THIRD-PARTY EXPENSES. Neither Purchaser nor PurchaserSub nor any of their respective officers, directors, employees, agents, Subsidiaries or Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Purchaser) (a) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (b) has entered into any Contract or arrangement with any Person regarding any transaction involving Purchaser or PurchaserSub which is likely to result in any Shareholder, the Company or any general partner, limited partner, manager, officer, director, employee, agent or Affiliate of any of them being subject to any claim for Liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of Purchaser or PurchaserSub.

    4.5 LEGAL PROCEEDINGS. There are no Actions or Proceedings pending or, to the knowledge of the Purchaser, threatened, against the Purchaser or PurchaserSub that might have the effect of enjoining, restraining, or prohibiting the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or making illegal or otherwise prohibiting the transactions contemplated hereby or by any Ancillary Agreement.

    4.6 CASH AVAILABLE TO FUND TRANSACTION. Purchaser's cash, available lines of credit or other sources of immediately available funds will be sufficient to (a) pay the Stock Merger Consideration and the Option Merger Consideration,
(b) to make all other necessary payments by it and the Surviving Corporation in connection with the Merger, and (c) to pay all fees and expenses related thereto

                     ARTICLE 5 CONDUCT PRIOR TO THE CLOSING

    5.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of (a) the termination of this Agreement and (b) the Closing, the Company agrees (unless the Company is otherwise required to take such action pursuant to this Agreement or Purchaser shall otherwise give its prior consent in writing, which consent shall not be unreasonably withheld or delayed) (i) to carry on its business substantially in the usual, regular and ordinary course substantially consistent with past practice, (ii) to pay its Liabilities and Taxes consistent with the Company's past practices, to pay or perform other obligations when due consistent with the Company's past practices (other than Liabilities, Taxes and other obligations, if any, contested in good faith and for which adequate reserves have been established), (iii) maintain in full force and effect all Permits used in the conduct of its business as presently conducted and otherwise conduct all activities related to its Assets and Properties and business in accordance with, and perform in all obligations and duties imposed by all Laws or Orders of any Governmental or Regulatory Authority, including without limitation by timely filing all required reports or other submissions, and (iv) to the extent consistent with such business, to use commercially reasonable efforts to preserve substantially intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving substantially unimpaired its goodwill and ongoing businesses at and after the Closing. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), take or agree in writing or otherwise to take, any action that would result in the occurrence of any of the changes described in
Section 2.9 or any other action that would make any of its representations or warranties contained in this Agreement untrue or incorrect when made in any material respect (or, with respect to those representations and warranties that are by their terms qualified by a standard of materiality, untrue or incorrect when made in any respect).

    5.2 EXCLUSIVITY. Until the earlier of the Closing or the date of termination of this Agreement pursuant to the provisions of SECTION 9.1, neither any Shareholder nor the Company nor any of their respective Subsidiaries or Affiliates will take, nor will any Shareholder or the Company permit any of their representatives to take, any of the following actions with any Person other than Purchaser and its designees: (a) solicit, encourage or initiate any proposals or offers from, or participate in or conduct discussions with or engage in negotiations with, any Person relating to any offer or proposal, oral, written or otherwise, formal or informal, with respect to any possible Business Combination with the Company (a "COMPETING PROPOSED TRANSACTION"), (b) provide information with respect to the Company to any Person, other than Purchaser, relating to (or which any Shareholder or the Company believes would be used for the purpose of formulating an offer or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Business Combination with the Company,
(c) agree to, enter into a Contract with any Person, other than Purchaser, providing for, or approve a Business Combination with the Company or (d) authorize or permit any Shareholder's or the Company's representatives to take any such action. Each Shareholder and the Company and their respective Affiliates (and their officers, directors, employees, agents, advisors or other representatives) immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Proposed Transaction. Each Shareholder and the Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party. Each party hereto acknowledges that this SECTION 5.2 was a significant inducement for Purchaser to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in consideration to be paid to the Equity Holders or (ii) a failure to induce Purchaser to enter into this Agreement.

                         ARTICLE 6 ADDITIONAL AGREEMENTS

    6.1 ACCESS TO INFORMATION. Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, upon reasonable notice, the Company shall (a) give Purchaser and its officers, appropriate employees, accountants, and counsel reasonable access, upon reasonable prior notice during normal business hours, to all buildings, offices, and other facilities and to all Books and Records of the Company, whether located on the premises of the Company or at another location; (b) furnish Purchaser such financial, operating, technical and product data and other information with respect to the business and Assets and Properties of the Company as Purchaser from time to time may reasonably request, including financial statements and schedules; (c) allow Purchaser the opportunity to interview such customers, suppliers, prime contractors (when the Company is a subcontractor on a Contract), employees and other personnel and Affiliates of the Company with the Company's prior consent, which consent shall not be unreasonably withheld or delayed; and (d) assist and cooperate with Purchaser in the development of cooperation plans for implementation by Purchaser and the Company following the Closing; provided, however, that no investigation made prior to the date of this Agreement or made pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty made by the Company herein. Subject to
Section 6.3 and the agreements referenced therein, materials furnished to Purchaser pursuant to this Section 6.1 will be subject to the provisions of
Section 6.3, may be used by Purchaser for strategic and integration planning purposes relating to accomplishing the transactions contemplated hereby and will not be used for any purpose unrelated to the consummation of the transactions contemplated hereunder.

    6.2   NON-SOLICITATION.

          (a) For a period commencing upon the Closing and ending on May 16, 2009, no Shareholder or Affiliate of any such Shareholder (other than Randal Tylin or a portfolio Company of an Affiliate of Chartered Holdings, LLC) shall, directly or indirectly, solicit, hire or employ, or cause any other Person to solicit, hire or employ, any employee or contractor then retained or employed by the Company or retained or employed by the Company within the one-year period immediately prior to such solicitation, hiring or employment, except with the prior written consent of the Purchaser.

          (b) For a period commencing upon the date hereof and ending on May 16, 2009, if this Agreement is terminated pursuant to SECTION 9.1, neither Purchaser nor any Affiliate of Purchaser shall, directly or indirectly, solicit, hire or employ, or cause any other Person to solicit, hire or employ any employee or contractor then retained or employed by the Company or retained or employed by the Company within the one-year period immediately prior to such solicitation, hiring or employment, except with the prior written consent of the Company.

          (c) Each of the covenants in this SECTION 6.2 is severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that any specific covenant or the scope or time thereof are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

    6.3   CONFIDENTIALITY.

          (a) Purchaser. Purchaser acknowledges and agrees that it has had in the past, currently has, and in the future may possibly have, access to (i) certain information of the business of the Company that has not been disclosed to the public and which constitutes confidential and proprietary business information (the "Confidential Information of the Company"), and (ii) certain information of the Shareholders that does not relate to the business of the Company, has not been disclosed to the public and which constitutes confidential and proprietary business information (the "Other Confidential Information of Shareholders"), including but not limited to, in each case, client and customer lists, software, data, formulae, processes, inventions, trade secrets, marketing information and plans, business strategies and other information about products and services offered or developed or planned to be offered or developed. Notwithstanding the foregoing, Confidential Information of the Company and Other Confidential Information of Shareholders does not include any information (A) that is or becomes publicly available, other than as a result of a disclosure by Purchaser or any of its Affiliates in violation of this Agreement, (B) which must be disclosed by Purchaser or any of its Affiliates under applicable Laws or by order of any Governmental or Regulatory Authority, or (C) which Purchaser reasonably believes is required to be disclosed in connection with the defense of a lawsuit against Purchaser or any of its Affiliates. In the event Purchaser or any of its Affiliates is requested or required (including, without limitation, by oral questions, interrogatories, requests for information or documents in a legal proceeding, subpoena, civil investigative or other similar process) to disclose any Confidential Information of the Company (only with respect to any request or requirement to disclose prior to Closing) or Other Confidential Information of Shareholders as described in subpart (B) or subpart
(C) of the immediately preceding sentence, Purchaser shall provide the Shareholders with prompt written notice of any such request or requirement so that the Shareholders may seek a protective order or other appropriate remedy, at the Shareholders' sole expense, and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver from the Shareholders, Purchaser or any of its Affiliates is nonetheless, in the written opinion of counsel, legally compelled to disclose Confidential Information of the Company or Other Confidential Information of Shareholders to any tribunal or else stand liable for contempt or suffer other censure or penalty, Purchaser or its Affiliate may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information of the Company or Other Confidential Information of Shareholders, as the case may be, which such counsel advises Purchaser is legally required to be disclosed, provided that Purchaser exercises its best efforts to preserve the confidentiality of such information, including, without limitation, by cooperating with the Shareholders to obtain an appropriate protective order, at the Shareholders' sole expense, or other reliable assurance that confidential treatment will be accorded such information by such tribunal. Purchaser agrees, on behalf of itself and each of its Affiliates, that, without the prior written consent of the Shareholders, (I) from and after the date hereof until the Closing if the transactions contemplated hereby are consummated, and from and after the date hereof for a period of five (5) years if this Agreement is terminated pursuant to SECTION 9.1, neither it nor its Affiliates shall in any manner directly or indirectly disclose any Confidential Information of the Company to any Person, except to authorized representatives of Purchaser and to its counsel and other advisors (provided, however, that such advisors, other than counsel, agree to the confidentiality provisions of this
SECTION 6.3(a)), or use, except in connection with the consummation of the transactions contemplated hereby, any Confidential Information of the Company for any purpose or reason; and (II) from and after the date hereof for a period of five (5) years, neither it nor its Affiliates shall in any manner directly or indirectly disclose to any Person or use any Other Confidential Information of Shareholders for any purpose or reason.

          (b) SHAREHOLDERS AND COMPANY. Each Shareholder and the Company acknowledges and agrees that it has had in the past, currently has, and in the future may possibly have, access to (i) Confidential Information of the Company, and (ii) certain information of Purchaser that has not been disclosed to the public and which constitutes confidential and proprietary business information (the "CONFIDENTIAL INFORMATION OF PURCHASER"), including but not limited to, in each case, client and customer lists, software, data, formulae, processes, inventions, trade secrets, marketing information and plans, business strategies and other information about products and services offered or developed or planned to be offered or developed. Notwithstanding the foregoing, Confidential Information of the Company and Confidential Information of Purchaser does not include any information (A) that is or becomes publicly available, other than as a result of a disclosure by a Shareholder or any of its Affiliates in violation of this Agreement, (B) which must be disclosed by a Shareholder or any of its Affiliates under applicable Laws or by order of any Governmental or Regulatory Authority, or (C) which a Shareholder reasonably believes is required to be disclosed in connection with the defense of a lawsuit against such Shareholder or any of its Affiliates. In the event any Shareholder or any of its Affiliates is requested or required (including, without limitation, by oral questions, interrogatories, requests for information or documents in a legal proceeding, subpoena, civil investigative or other similar process) to disclose any Confidential Information of the Company or Confidential Information of Purchaser as described in subpart (B) or subpart (C) of the immediately preceding sentence, such Shareholder shall provide Purchaser with prompt written notice of any such request or requirement so that Purchaser may seek a protective order or other appropriate remedy, at Purchaser's sole expense, and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver from Purchaser, any Shareholder or any of their Affiliates is nonetheless, in the written opinion of counsel, legally compelled to disclose Confidential Information of the Company or Confidential Information of Purchaser to any tribunal or else stand liable for contempt or suffer other censure or penalty, such Shareholder or such Affiliate may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information of the Company or Confidential Information of Purchaser, as the case may be, which such counsel advises such Shareholder is legally required to be disclosed, provided that such Shareholder exercises its best efforts to preserve the confidentiality of such information, including, without limitation, by cooperating with Purchaser to obtain an appropriate protective order, at Purchaser's sole expense, or other reliable assurance that confidential treatment will be accorded such information by such tribunal. Each Shareholder agrees that, on behalf of itself and each of its Affiliates, without prior written consent of Purchaser, (I) from and after the date hereof for a period of five (5) years if the transactions contemplated hereby are consummated or until this Agreement is terminated pursuant to SECTION 9.1 if the transactions contemplated hereby are not consummated, neither it nor its Affiliates shall in any manner directly or indirectly disclose any Confidential Information of the Company to any Person, except to authorized representatives of such Shareholder and to counsel and other advisors in connection with the consummation of the transactions contemplated hereby (provided, however, that such advisors, other than counsel, agree to the confidentiality provisions of this SECTION 6.3(b)), or use any Confidential Information of the Company for any purpose or reason except in connection with the consummation of the transactions contemplated hereby; and (II) from and after the date hereof, no Shareholder nor any of their respective Affiliates shall in any manner directly or indirectly disclose to any Person or use any Confidential Information of Purchaser for any purpose or reason.

    6.4 EXPENSES. All fees and expenses incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including without limitation all accounting, legal, investment banking and other fees and expenses of third parties engaged by the Company, shall be the obligation of the Company whether or not this Agreement is terminated pursuant to SECTION 9.1. The Company shall have no obligation to pay the fees and expenses of the Shareholders unless and to the extent such expenses have been approved for payment by the Shareholder Representative and included in the Transaction Expenses. All fees and expenses incurred by Purchaser in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including without limitation all accounting, legal, investment banking and other fees and expenses of third parties, shall be the obligation of Purchaser.

    6.5 PUBLIC DISCLOSURE. Promptly after execution of this Agreement, Purchaser and the Company shall issue a joint press release relating to this Agreement to be prepared jointly by Purchaser and the Company. Thereafter, unless otherwise required by Law (including federal and state securities Laws and the rules and regulations of The Nasdaq National Market), no disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any party hereto unless (a) such information has been publicly disclosed through no fault of, or breach of this Agreement by, such party or (b) otherwise approved by all other parties hereto prior to release; provided, however, that such approval shall not be unreasonably withheld or delayed.

    6.6 FURTHER ASSURANCES. All parties hereto shall give any notices that any other party hereto may reasonably request in connection with the Merger or that are otherwise required or contemplated hereunder. The parties hereto shall use commercially reasonable efforts to execute and deliver such instruments and do and perform such acts and things as may be required in connection with the Merger, including all action reasonably necessary to seek and obtain all Approvals from Governmental or Regulatory Authorities or any other Persons or under any of the Contracts or Permits of the Company as may be required in connection with the Merger, so as to preserve all rights of and benefits to the Company thereto and thereunder and each party shall provide the other with such assistance and information as is reasonably required to obtain such Approvals and to cause the conditions set forth in ARTICLE 7 to be satisfied where the satisfaction of such conditions depends on actions or forbearance from action by such party; provided that neither the Company nor Purchaser shall be required to pay any consent fees or other costs or expenses in connection with obtaining the consent or forbearance of such Person, except as expressly contemplated by
SECTION 7.3(g) hereof. Neither the Company or any Shareholder, on the one hand, nor the Purchaser, on the other hand, shall take or agree in writing or otherwise to take any action intended to, or that would, prevent the Company or any Shareholder, or the Purchaser, respectively, from performing (or cause the Company or any Shareholder, or the Purchaser, respectively, not to perform) its respective agreements and covenants hereunder or intended to, or that would, cause any condition to the other party's closing obligations in Article 7 not to be satisfied in any material respect.

    6.7 FIRPTA COMPLIANCE. On or prior to the Closing, the Company shall deliver to Purchaser a properly executed statement in a form reasonably acceptable to Purchaser for purposes of Treasury Regulation Section 1.1445-2(c)(3).

    6.8 NOTIFICATION OF CERTAIN MATTERS. Shareholders and the Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Shareholders and the Company, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of any Shareholder or the Company or Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing (except for those representations and warranties that are by their terms qualified by a standard of materiality, with respect to which notice shall be given of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any such representation or warranty of any Shareholder or the Company or Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any respect at or prior to the Closing) and (b) any failure of any Shareholder or the Company or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it in any material respect hereunder; provided, however, that the delivery of any notice pursuant to this SECTION 6.8 shall not limit or otherwise affect any remedies available to the party receiving such notice.

    6.9 RESIGNATION OF DIRECTORS. The Company shall obtain and deliver to Purchaser at the Closing the resignation of each director and officer of the Company.

    6.10  DELIVERY OF STOCK LEDGER AND MINUTE BOOK OF THE COMPANY. The
Company shall deliver the Company's stock ledgers and minute books to Purchaser at the Closing.

    6.11 DIRECTOR AND OFFICER LIABILITY. The Purchaser shall, and shall cause the Company to, do the following:

          (a) For six (6) years after the Closing Date, the Surviving Corporation shall cause the indemnification or limitation of liability language set forth in the articles of incorporation or bylaws of the Company, in each case as amended and currently in effect on the date hereof, to continue to be applicable with respect to the present and former officers and directors of the Company (each an "Indemnified Person") in respect of acts or omissions occurring prior to the Closing.

          (b) The Surviving Corporation shall purchase a "run-off" or "tail" directors' and officers' liability insurance policy to the current policy of the Company for a six year period commencing at the Effective Time, with respect to matters occurring prior to or at the Effective Time and having the same coverage limits and other terms and conditions no less favorable to each Indemnified Person than the terms and conditions of the current policy of the Company.

    6.12 CERTAIN TAX MATTERS. The following provisions shall govern the allocation of responsibility as between Purchaser and Shareholders for certain Tax matters following the Closing:

          (a) STRADDLE PERIOD. In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of the Company attributable to that portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period attributable to that portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

          (b) RESPONSIBILITY FOR FILING CERTAIN TAX RETURNS. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date. To the extent relating to a taxable period ending on or before the Closing Date (a "PRE-CLOSING TAX PERIOD") or a Straddle Period, Purchaser shall permit the Shareholder Representative to review and comment on each Tax Return, including any amended Tax Return, and shall not file any such Tax Return without the written consent (not to be unreasonably withheld, delayed or conditioned) of the Shareholder Representative.

          (c) TAX REFUNDS. Except to the extent taken into account in calculating Working Capital, any Tax refunds that are received by Purchaser or the Company, and any credits against Tax to which the Purchaser or the Company become entitled, that relate to Pre-Closing Tax Periods or that portion of the Straddle Period that ends on the Closing Date, shall reduce any amount payable by the Shareholders under 8.2(a)(i) arising out of or resulting from any inaccuracy in or breach of Section 2.11 hereof.

          (d) COOPERATION ON TAX MATTERS.

               (i) Purchaser, the Company and Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns for all periods that begin before the Closing and any audit, litigation or other Action or Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Action or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser, the Company and Shareholders agree (A) to retain all Books and Records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such Books and Records and, if the other party so requests, Purchaser, the Company or Shareholders, as the case may be, shall allow the other party to take possession of such Books and Records.

               (ii) Purchaser and Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental or Regulatory Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Company or the transaction contemplated hereby.

               (iii) Purchaser and Shareholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 or Section 6043A of the Internal Revenue Code and all Treasury Regulations promulgated thereunder.

          (e) TAX SHARING AGREEMENTS. All Tax sharing agreements or similar agreements with respect to or involving the Company and any Shareholder or any of their respective Affiliates shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability or be entitled to any benefit thereunder.

          (f) CERTAIN OTHER TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the party legally responsible therefore when due, and such party will, at their or its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, and, if required by applicable Law, each of Purchaser, the Company and Shareholders will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

          (g) TAX ELECTIONS AND RETURNS. The Company shall not, without the prior written consent of Purchaser, permit the Company to make any Tax election other than in the ordinary course of business and consistent with past practice, change any Tax election, adopt any Tax accounting method other than in the ordinary course of business and consistent with past practice, change any Tax accounting method, file any Tax Return (other than any estimated Tax Returns, payroll Tax Returns or sales Tax Returns), enter into any closing agreement relating to taxes, settle any Tax claim or assessment, or consent to any Tax claim or assessment.

    6.13 EMPLOYEE MATTERS. The Purchaser shall cause service with the Company prior to Closing to be recognized as service for purposes of all employee benefit and compensation plans and arrangements applicable to employees of the Company (the "COMPANY EMPLOYEES") after the Closing (except for purposes of benefit accrual in a pension plan), to the extent such service was credited under comparable plans and arrangements of the Company prior to the Closing. From and after the Closing Date, to the extent the respective insurance carriers will permit on a commercially reasonable basis, in the case of any employee benefit plan of the Purchaser that is an employee health plan and in which employees of the Company become eligible to participate (any such plan, a "PURCHASER WELFARE PLAN"), the Purchaser shall cause such Purchaser Welfare Plan to (i) waive any pre-existing conditions of any such employee that were covered under the Company Employee Benefit Plan in which such employee was a participant immediately prior to commencement of participation in the Purchaser Welfare Plan and (ii) recognize any deductibles or out-of-pocket expenses paid by any such employee pursuant to the Company Employee Benefit Plan in which such employee was a participant immediately prior to commencement of participation in the Purchaser Welfare Plan in the calendar year in which such commencement of participation occurs. Nothing in this Section 6.13 shall change the "at-will" status of Company Employees.

    6.14 COMPANY 401(k) PLAN. The Company shall amend Article IV of the Standardized Adoption Agreement for its 401(k) Plan to the satisfaction of Purchaser prior to Closing to add the "Class Exclusion" reflected in C3 thereof for "Individuals who become Employees as a result of a "Code Section 410(b)(6)(C) transaction."

    6.15  OWNED REAL PROPERTY MATTERS.

          (a) With respect to the Owned Real Property, the Company shall obtain, prior to the Closing Date, an ALTA Owner's Policy of Title Insurance reasonably acceptable to the Purchaser issued Chicago Title Insurance Company, in such amount as the Purchaser reasonably may determine to be the fair market value of the Owned Real Property (including all improvements located thereon), insuring title to such real property to be in the Company as of the Closing. Such title insurance policy shall (A) insure title to the real property and all recorded easements benefiting such Owned Real Property, (B) contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies, (C) contain an ALTA Zoning Endorsement 3.1 (or equivalent), (D) contain an endorsement insuring that the real property described in the title insurance policy is the same real estate as shown on the Survey delivered with respect to such property, (E) contain an endorsement insuring that each street adjacent to the real property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the real property, (F) if the Owned Real Property consists of more than one record parcel, contain a "contiguity" endorsement insuring that all of the record parcels are contiguous to one another, and (G) contain a "non-imputation" endorsement to the effect that title defects known to the officers, directors, and stockholders of the owner prior to the Closing shall not be deemed "facts known to the insured" for purposes of the policy.

          (b) With respect to the Owned Real Property, the Company shall procure, prior to the Closing, a current survey of the real property certified to, and reasonably acceptable to, the Purchaser, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Survey"). The Survey shall not disclose any survey defect or encroachment from or onto the Owned Real Property which has not been cured or insured over prior to the Closing.

                         ARTICLE 7 CONDITIONS TO CLOSING

    7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) GOVERNMENTAL AND REGULATORY APPROVALS. The approvals from the Governmental or Regulatory Authorities necessary for consummation of the Merger and listed on SCHEDULE 7.1(a) shall have been obtained.

          (b) NO INJUNCTIONS OR REGULATORY RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any Law or Order enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated by the terms of this Agreement that would (i) enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, (ii) have the effect of making illegal or otherwise prohibiting the transactions contemplated hereby or by any Ancillary Agreement, or (iii) adversely affect, including through the imposition of any requirement to divest or hold separate any Assets and Properties or segments of the business of Company, Purchaser or any of Purchaser's Affiliates, the right of Purchaser following the Closing to own the issued and outstanding Company Common Stock or the right of Purchaser and Company to operate Company's business as currently operated.

    7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY. The obligations of Company to consummate the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in ARTICLE 4 of this Agreement shall be true and correct (without giving effect to any qualifications as to "materiality" or to a "Material Adverse Effect") as of the Closing (except to the extent that such representation or warranty expressly speaks as of an earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to "materiality" or to a " Material Adverse Effect") would not, individually or in the aggregate, have a Material Adverse Effect.

          (b) PERFORMANCE. Purchaser shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

          (c) CLOSING CERTIFICATE. Purchaser shall have delivered to the Company a certificate, dated the date of the Closing and executed by a duly authorized officer, to the effect that the conditions specified in SECTIONS 7.2(a) and (b) above are satisfied in all respects.

          (d) ANCILLARY AGREEMENTS. Purchaser and the Escrow Agent shall have executed and delivered to the Shareholder Representative the Escrow Agreement and the Purchaser shall have executed and delivered to the Company the Articles of Merger.

    7.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company in ARTICLE 2 and the Shareholders in Article 3 shall be true and correct (without giving effect to any qualifications as to "materiality" or to a "Material Adverse Effect") at and as of the Closing (except to the extent that such representation or warranty expressly speaks as of an earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to "materiality" or to a " Material Adverse Effect") would not, individually or in the aggregate, have a Material Adverse Effect.

          (b) PERFORMANCE. The Company and the Shareholders shall have performed and complied with in all material respects each agreement, covenant or obligation required by this Agreement to be so performed or complied with by the Company or the Shareholders, as the case may be, at or before the Closing.

          (c) CLOSING CERTIFICATE. The Company and the Shareholders' Representative on behalf of the Shareholders shall have delivered to Purchaser certificates, each dated the date of the Closing, to the effect that the conditions specified in Sections 7.3(a), (b), (f), (g) and (i) are satisfied in all respects.

          (d) ANCILLARY AGREEMENTS. The Shareholder Representative and the Escrow Agent shall have executed and delivered to Purchaser the Escrow Agreement, and the Company shall have executed and delivered to Purchaser the Articles of Merger.

          (e) APPROVALS. Approvals from any Persons listed on Schedule 7.3(e) in form and substance reasonably satisfactory to Purchaser shall have been obtained.

          (f) DISSENTERS' RIGHTS. Holders of more than one percent (1%) of the outstanding shares of Company Common Stock shall not have exercised, nor shall they have any continued right to exercise, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

          (g) PAYOFF LETTERS. The Company shall have delivered to Purchaser appropriate payoff letters from the holders of Indebtedness to be paid at Closing, including arrangements for such holders of such Indebtedness to deliver all related releases of any and all Liens with respect to such Indebtedness, including the mortgage with respect to the Owned Real Property, and termination of UCC-1 financing statements and such mortgage to the Purchaser at, or as soon as practical after, the Closing, in form and substance reasonably satisfactory to the Purchaser.

          (h) LEGAL OPINION. The Purchaser shall have received a legal opinion from McDermott Will & Emery LLP dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel, to the effect that (i) the Merger and this Agreement have been duly authorized and approved by all necessary and required action of the Company's board of directors and Equity Holders and (ii) the Merger will become effective under the IBCA in accordance with the terms of the Articles of Merger and this Agreement upon the filing of the Articles of Merger with the Secretary.

          (i) EMPLOYMENT AGREEMENTS. The Employment Agreement dated as of August 23, 2005 by and between the Company and Richard Gallagher, as amended as of the date of this Agreement, and the Non-Competition and Non-Solicitation Agreement dated as of September 3, 1998 by and between the Company and Diane Flanagan, as amended as of the date of this Agreement, and the Invention and Non-Disclosure Agreement executed by Diane Flanagan on August 25, 1998 and by the Company on August 29, 1998, as amended as of the date of this Agreement, are each in full force and effect and have not been amended or otherwise modified in any respect since the date of this Agreement.

          (j) TITLE INSURANCE AND SURVEY. The Company shall have delivered to Purchaser (i) the ALTA Owner's Policy of Title Insurance reasonably acceptable to the Purchaser issued Chicago Title Insurance Company, in such amount as the Purchaser reasonably may determine to be the fair market value of the Owned Real Property (including all improvements located thereon), described in SECTION 6.14 and (ii) the Survey described in SECTION 6.14.

          (k) MATERIAL ADVERSE EFFECT. There shall have not have occurred any Material Adverse Effect on the Company since the date of the December Balance Sheet.

      ARTICLE 8 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

    8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties set forth in SECTIONS 2.2, 3.3 and 4.2 (which shall survive the Closing and continue until the third anniversary of the Closing Date) and SECTIONS 2.3, 2.11, 2.14, 2.22 and 3.1 (which shall survive the Closing and continue until the applicable statute of limitations has expired), all of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until the first anniversary of the Closing Date. Except in the event an "Indemnified Party" (as defined below) makes a written claim for indemnification against an "Indemnifying Party" (as defined below) prior to such expiration, no Action or Proceeding may be instituted to enforce, or seek damages or other remedies with respect to the breach of, any representation or warranty after the expiration of the period of survival for such representation or warranty as described above.

    8.2   INDEMNIFICATION.

          (a) After the Closing, the Shareholders, severally but not jointly, shall indemnify and hold harmless the Purchaser, its Affiliates (including, after the Closing, the Company), and their respective officers, directors, agents, successors and assigns (collectively, "PURCHASER INDEMNIFIED PARTIES") from and against any and all Liabilities, losses, damages of any kind, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, attorneys', consultants' and experts' fees and expenses and other costs of defending, investigating or settling claims) actually suffered or incurred by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (hereinafter, "LOSS(ES)"), arising out of or resulting from:

               (i) any inaccuracy in or breach of any representation or warranty of the Company or any Shareholder contained in this Agreement or in the Ancillary Agreements or any other instrument delivered pursuant to this Agreement;

               (ii) any breach of any covenant or agreement made by the Company or any Shareholder in this Agreement or in the Ancillary Agreements or any other instrument delivered pursuant to this Agreement, other than any covenant or agreement to be performed by the Company after the Closing;

               (iii) any exercise by any Company Equity Holder of dissenters' rights;

               (iv) any Indebtedness or Transaction Expenses to the extent such amounts are not included in the calculation of the Merger Consideration or taken into account in the determination of Working Capital;

               (v) the matters described in Schedule 2.12, to the extent any Losses arising out of or resulting from such matters exceed the liability thereof accrued on the Closing Date Balance Sheet; or

               (vi) the matters described in SCHEDULE 8.2(a)(vi).

provided, however, that the Shareholders shall not have any liability pursuant to Section 8.2(a)(i) above with respect to Loss(es) in connection with the representation of the Company in Section 2.29 to the extent that any Purchaser Knowledge Party believed that the assumptions as to which the projections were based, were not reasonable or that the projected results would not be achieved.

          (b) After the Closing, Purchaser shall indemnify and hold harmless the Shareholders, their Affiliates, and their respective officers, directors, agents, successors and assigns (collectively, "SHAREHOLDER INDEMNIFIED PARTIES") from and against any and all Losses arising out of or resulting from:

               (i) any inaccuracy in or breach of any representation or warranty of Purchaser, as of the date of this Agreement, contained in this Agreement or in the Ancillary Agreements or any other instrument delivered pursuant to this Agreement; or

               (ii) any breach of any covenant or agreement made by Purchaser in this Agreement or in the Ancillary Agreements or any other instrument delivered pursuant to this Agreement.

          (c) Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims by a Purchaser Indemnified Party under
SECTION 8.2(a)(i) above based on a breach or inaccuracy of a representation or warranty set forth in SECTION 2.2, 2.3, 3.1 or 3.3, the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in SECTIONS 8.2(a)(i), 8.2(a)(ii) (except for obligations in connection with the Closing and except for covenants to be performed after the Closing, all of which shall have no limitation) or 8.2(a)(iii), 8.2(a)(iv) 8.2(a)(v), or 8.2(a)(vi), that may be recovered from the General Indemnity Escrow Amount and the Shareholders shall not exceed $5,000,000, and the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in SECTIONS 8.2(b)(i) or 8.2(b)(ii) (except for obligations in connection with the Closing and except for covenants to be performed after the Closing, all of which shall have no limitation), that may be recovered from the Purchaser shall not exceed $5,000,000. No Shareholder shall be liable for Losses arising out of or resulting from a breach or inaccuracy of a representation or warranty set forth in SECTION 2.2, 2.3, 3.1 or 3.3 that exceed such Shareholder's Allocable Portion of Fifty Million Dollars ($50,000,000).

          (d) Except with respect to any indemnifiable loss under SECTION 8.2(a)(i) above arising out of or resulting from a breach or inaccuracy of a representation or warranty set forth in SECTION 3.1 or 3.3 or under SECTION 8.2(a)(ii) above arising out of or resulting from a breach of the obligations in connection with the Closing or a breach of a covenant required to be performed after the Closing, the General Indemnity Escrow Amount shall be the sole and exclusive source of funds for satisfaction of any indemnifiable Losses arising out of or resulting from the causes enumerated in SECTION 8.2(a)(i), 8.2(a)(ii), 8.2(a)(iii), 8.2(a)(iv) or 8.2(a)(v); provided that with respect to any indemnifiable Loss under SECTION 8.2(a)(i) above arising out of or resulting from a breach or inaccuracy of a representation or warranty set forth in SECTION 2.2, 2.3, 2.11, 2.14 or 2.22, the General Indemnity Escrow Amount shall be the sole and exclusive source of funds for satisfaction of any indemnifiable Losses only until the earlier of (i) first anniversary of the Closing Date or (ii) such time as the General Indemnity Escrow Amount is equal to zero, in each case after which the Shareholders shall be liable for the Allocable Portion of such indemnifiable Losses as set forth in this Article 8; and provided, further, that with respect to any indemnifiable Loss under SECTION 8.2(a)(i) above arising out of or resulting from a breach or inaccuracy of a representation or warranty set forth in SECTION 2.11, the Tax Escrow Amount shall be the sole and exclusive source of funds for satisfaction of any indemnifiable Losses only until the earlier of (i) September 16, 2008 or (ii) such time as the Tax Escrow Amount is equal to zero, in each case after which the Shareholders shall be liable for the Allocable Portion of such Indemnifiable Losses as set forth in this ARTICLE 8.

          (e) Notwithstanding anything to the contrary contained in this Agreement, no obligation of the Shareholders or Purchaser, as the case may be (each, an "Indemnifying Party"), with respect to any indemnifiable Loss otherwise payable by such Indemnifying Party under SECTION 8.2(a)(i) or 8.2(b)(i), as the case may be, shall be payable until such time as all indemnifiable Losses payable by such Indemnifying Party shall exceed Five Hundred Thousand Dollars ($500,000) (the "Indemnification Basket"), at which time such Indemnifying Party shall be liable for Five Hundred Thousand Dollars ($500,000) and all Losses above the Indemnification Basket it is required to indemnify (subject to SECTION 8.2(c)); provided, however, that the limitations set forth in this SECTION 8.2(e) shall not apply to indemnification claims arising from any inaccuracy or breach of any representation or warranty of the Company, the Shareholders or Purchaser contained in SECTIONS 2.2, 2.3, 3.1, 3.3 or 4.2.

          (f) The indemnification obligations of each of the Shareholders concerning the representations and warranties in ARTICLE 2 and ARTICLE 3 and the respective covenants of the Company and the Shareholders contained herein are several obligations. With respect to the representations and warranties of the Company in ARTICLE 2 or the covenants of the Company, this means that each Shareholder will be solely responsible to the extent provided in this Article 8 only for its Allocable Portion of the Losses that the Purchaser may suffer as a result of any breach thereof by the Company. With respect to the representations and warranties of the Shareholders in ARTICLE 3 or the covenants of the Shareholders, this means that each Shareholder making the representation, warranty, or covenant will be solely responsible to the extent provided in this
ARTICLE 8 only for the Losses that the Purchaser may suffer as a result of a breach thereof by such Shareholder and not by any other Shareholder.

    8.3   THIRD PARTY CLAIM INDEMNIFICATION PROCEDURES.

          (a) The obligations and Liabilities of an Indemnifying Party under this Article 8 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this ARTICLE 8 ("THIRD PARTY CLAIMS") shall be governed by and contingent upon the terms and conditions set forth in this SECTION 8.3. If any Person entitled to indemnification pursuant to SECTIONS 8.2(a) or 8.2(b) (an "Indemnified Party") shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within ten (10) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its respective obligations under this Article 8 except to the extent that the Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.

          (b) The Indemnifying Party shall be entitled to assume and control the defense of a Third Party Claim at its expense and through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days after the receipt of such notice from the Indemnified Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently and the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by any party conducting the defense against such claim without the prior written consent of the other party, which consent shall not be unreasonably delayed or withheld.

    8.4 EXCLUSIVE REMEDY. Except with respect to claims based on fraud or intentional misrepresentation, the terms, conditions and limitations of SECTIONS 1.8, 1.9, this ARTICLE 8 and the Escrow Agreement shall apply to and shall be the exclusive remedy of any Indemnified Party for any liability of any other party under and pursuant to this Agreement, the transactions provided for herein or contemplated hereby, whether for the inaccuracy or breach of any representation or warranty, the breach of any covenant or otherwise.

    8.5 NO RECOURSE. Notwithstanding any provision in this Agreement to the contrary, each Shareholder hereby irrevocably waives, effective upon the Closing, any and all claims and right to recourse against the Company, or any of the Company's respective officers, directors and employees, with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions, covenants or agreements, given or made by each Shareholder or the Company in this Agreement, the Ancillary Agreements or any other agreements and documents executed or to be executed in order to consummate the Merger. No Shareholders shall be entitled to contribution from, subrogation to or recovery against the Company with respect to any Liability of any of the Shareholders, including any such Liability that may arise under or pursuant to this Agreement, the Ancillary Agreements or any other agreements or documents executed or to be executed by the parties hereto in connection herewith.

    8.6   DETERMINATION OF ADVERSE CONSEQUENCES.

          (a) If any Losses for which indemnification is provided under this
ARTICLE 8 are covered by applicable policies of insurance held by the Indemnified Party and the Indemnified Party actually receives a full or partial recovery under such insurance policies, the Indemnified Party shall not be entitled to recover from the Indemnifying Party (and shall refund amounts received from the Indemnifying Party up to the amount of indemnification actually received from the Indemnifying Party) with respect to such Losses to the extent Indemnified Party receives any insurance payment under such polices of insurance with respect to such Loss (net of (a) any costs of collecting such insurance payment, including the amount of any co-payment or deductible, (b) an amount equal to the amount of Loss for which indemnification was not received by reason of the application of SECTION 8.2(c) and (c) that portion of any premium increase in the next policy period of the applicable insurance policy or replacement insurance policy that results directly from the assertion of such claim, as determined by correspondence from the insurance carrier or insurance broker to the Indemnified Party, a copy of which shall have been provided to the Indemnifying Party).

          (b) The amount of any indemnification payable under this Agreement shall be net of any Tax benefits actually realized by the Indemnified Party by reason of such Losses.

                   ARTICLE 9 TERMINATION, AMENDMENT AND WAIVER

    9.1 TERMINATION. Except as provided in Section 9.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

          (a) by mutual agreement of the Company and Purchaser;

          (b) by Purchaser or the Company if: (i) the Closing has not occurred before 5:00 p.m. (Eastern Time) on September 30, 2006 (provided, however, that the right to terminate this Agreement under this SECTION 9.1(b)(i) shall not be available to any party whose failure, or the failure of any of such party's Subsidiaries or Affiliates, to fulfill any obligation hereunder has been the cause of, or resulted in the failure of the Closing to occur on or before such date); (ii) there shall be a final nonappealable Order of a federal or state court in effect preventing consummation of the Merger; (iii) there shall be any Law or Order enacted, promulgated or issued by any Governmental or Regulatory Authority that would make consummation of the Merger illegal; or (iv) following one or more rejections of the Articles of Merger by the Secretary after the filing thereof, the Purchaser and the Company determine in good that the Articles of Merger are irreparably defective.

          (c) by Purchaser if there shall be any Law or Order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental or Regulatory Authority, which would: (i) prohibit Purchaser's ownership or operation of all or any portion of the business of the Company or (ii) compel Purchaser to dispose of or hold separate all or any portion of the Assets and Properties of the Company as a result of the Merger;

          (d) by Purchaser if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or the Shareholders and
(i) the Company and Shareholders are not using commercially reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to the Company and Shareholders (provided, however, that, no cure period shall be available for a breach which by its nature cannot be cured) and (ii) as a result of such breach any of the conditions set forth in
SECTION 7.1 or SECTION 7.3, as the case may be, would not be satisfied prior to the date specified in SECTION 9.1(b)(i); and

          (e) by the Company if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser and (i) Purchaser is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to Purchaser (provided, however, that no cure period shall be available for a breach which by its nature cannot be cured), and (ii) as a result of such breach any of the conditions set forth in SECTION 7.1 or SECTION 7.2, as the case may be, would not be satisfied as of the date specified in SECTION 9.1(b)(i).

    9.2 EFFECT OF TERMINATION. In the event of a valid termination of this Agreement as provided in SECTION 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation with respect hereto; provided, however, that each party shall remain liable for any breaches of this Agreement in accordance with its terms prior to its termination; and provided further that, the provisions of SECTION 6.2(b), SECTION 6.3 (except for the obligations of the Shareholders and their Affiliates under SECTIONS 6.3(b) with respect to Confidential Information of the Company), 6.4, 6.5, 9.2, and ARTICLE 10 (exclusive of SECTION 10.3) and the applicable definitions set forth in ARTICLE 11 shall remain in full force and effect and survive any termination of this Agreement.

    9.3 AMENDMENT. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchaser and, prior to the Effective Time, the Company and the Shareholder Representative on behalf of the Shareholders or, after the Effective Time, the Shareholder Representative on behalf of the Shareholders.

                       ARTICLE 10 MISCELLANEOUS PROVISIONS

    10.1 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission against facsimile confirmation or mailed by a nationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

         If to Purchaser or the Company (after the Closing) to:

         Intersections Inc.
         14901 Bogle Drive, Suite 300
         Chantilly, Virginia  20151
         Facsimile No.:  (703) 488-6180
         Attn:  General Counsel

         with a copy (which shall not constitute notice) to:

         Venable LLP
         8010 Towers Crescent Drive, Suite 300
         Vienna, Virginia  22182
         Facsimile No.:  (703) 821-8949
         Attn:  Joseph C.  Schmelter, Esq.

         If to the Company (prior to the Closing) to:

         Chartered Marketing Services, Inc.
         315 West University Drive
         Arlington Heights, Illinois 60004
         Facsimile No.:  (847) 797-9999
         Attn:  Richard Gallagher

         If to the Shareholder Representative (after the Closing) to:

         Spectrum Equity Investors
         One International Place, 29th Floor
         Boston, Massachusetts 02110
         Facsimile No.:  (617) 464-4601
         Attn:  Michael J. Kennealy

         with a copy (which shall not constitute notice) to:

         McDermott Will & Emery LLP
         227 West Monroe Street
         Chicago, Illinois 60606
         Facsimile No.:  (312) 984-7700
         Attn:  Bernard S. Kramer, Esq.


         If to the Shareholders (after the Closing) to the addresses of the Shareholders set forth on each Shareholder's signature page.

         with a copy (which shall not constitute notice) to:

         McDermott Will & Emery LLP
         227 West Monroe Street
         Chicago, Illinois 60606
         Facsimile No.:  (312) 984-7700
         Attn:  Bernard S. Kramer, Esq.


All such notices, requests and other communications will (a) if delivered personally to the address as provided in this SECTION 10.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 10.1, be deemed given upon facsimile confirmation, and (c) if delivered by overnight courier to the address as provided in this SECTION 10.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this SECTION 10.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

    10.2 ENTIRE AGREEMENT. This Agreement and the Exhibits and Schedules hereto and the Escrow Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (including specifically, without limitation, that certain letter agreement among the Purchaser, the Company and Chartered Holdings, LLC dated May 4, 2006).

    10.3 FURTHER ASSURANCES; POST-CLOSING COOPERATION. At any time or from time to time after the Closing, each party shall execute and deliver to the other parties such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby. Each party agrees to cooperate in causing the conditions to its obligations to consummate the Merger to be satisfied.

    10.4 WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

    10.5 THIRD-PARTY BENEFICIARIES. Except as expressly provided herein, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights on any Person other than the Company, the Purchaser and the Equity Holders, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Article 8 and the Indemnified Persons to the extent provided in SECTION 6.11.

    10.6 NO ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

    10.7 HEADINGS. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

    10.8 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

    10.9  GOVERNING LAW, SUBMISSION TO JURISDICTION.

          (a) This Agreement, any Ancillary Agreements and any other closing documents shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts entered into by Delaware residents and performed entirely in Delaware, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of the laws of Delaware.

          (b) Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined by either a state court or federal court sitting in the State of Delaware and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counter claim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this SECTION 10.9, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

    10.10 WAIVER OF TRIAL BY JURY. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

    10.11 CONSTRUCTION. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto, but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

    10.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

    10.13 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Notwithstanding Section 10.9, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Nothing in Article 8 shall be construed or interpreted to limit this SECTION 10.13.

                             ARTICLE 11 DEFINITIONS

    11.1 DEFINITIONS. As used in this Agreement, the following defined terms shall have the meanings indicated below:

          "ACTIONS OR PROCEEDINGS" means any action, suit, complaint, subpoena, petition, investigation, proceeding, arbitration, mediation, litigation or Governmental or Regulatory Authority investigation, audit, document request or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.

          "AFFILIATE" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

          "AGGREGATE COMMON STOCK CONSIDERATION" shall have the meaning set forth in Section 1.5(d).

          "AGGREGATE OPTION CONSIDERATION" shall have the meaning set forth in
          Section 1.5(d).

          "AGREEMENT" means this Merger Agreement, including (unless the context otherwise requires) the Exhibits, the Schedules and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

          "ALLOCABLE PORTION" shall have the meaning set forth in Section
          1.5(d).

          "ANCILLARY AGREEMENTS" shall have the meaning set forth in Section
          2.2.

          "APPROVAL" means any approval, authorization, consent, novation, Permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

          "ARTICLES OF MERGER" shall have the meaning set forth in Section
          1.1(b).

          "ASSETS AND PROPERTIES" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, Permits, goods and Intellectual Property.

          "ASSOCIATE" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

          "AUDITOR" shall mean Grant Thornton LLP, or such other independent public accounting firm of national standing mutually agreed upon by Purchaser and the Shareholder Representative.

          "BOOKS AND RECORDS" means all files, documents, instruments, papers, books and records relating to the Company, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans, excluding, however, in all cases any materials that contain any confidential information of any third party (other than the Company or Purchaser) that is restricted by agreement or applicable Law from being disclosed to Purchaser and/or any other Persons.

          "Business Combination" means, with respect to any Person, (a) any merger, consolidation, share exchange, reorganization or other business combination transaction to which such Person is a party, (b) any sale, or other disposition of all or substantially all of the capital stock or other equity interests of such Person (except for issuances of common stock upon conversion of preferred stock outstanding on the date hereof or the exercise of options or warrants outstanding on the date hereof or issued in accordance with this Agreement), (c) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (d) any sale, dividend or other disposition of all or a substantial portion of the Assets and Properties of such Person (including by way of exclusive license or joint venture formation) other than sales of inventory and the granting of licenses in the ordinary course of such Person's business, or (e) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of such Person, to do any of the foregoing.

          "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in the State of Illinois are authorized or obligated to close.

          "CERTIFICATES" shall have the meaning set forth in Section 1.6.

          "CLAIM AMOUNT" shall have the meaning set forth in Section 1.9(b).

          "CLAIM NOTICE" shall have the meaning set forth in Section 1.9(b).

          "CLIENT" shall mean any Person who or which has customers to whom or which the Company markets products or services.

          "CLOSING" shall have the meaning set forth in Section 1.2.

          "CLOSING CONSIDERATION" shall have the meaning set forth in Section 1.5(d).

          "CLOSING DATE" shall have the meaning set forth in Section 1.2.

          "CLOSING DATE BALANCE SHEET" shall have the meaning set forth in
          Section 1.8(b).

          "CLOSING ESCROW ACCOUNT" shall have the meaning set forth in Section 1.6(b).

          "CLOSING WORKING CAPITAL STATEMENT" shall have the meaning set forth in Section 1.8(b).

          "COMMON STOCK ESCROW PERCENTAGE" shall have the meaning set forth in
          Section 1.5(d).

          "COMMON STOCK ESCROW PORTION" shall have the meaning set forth in
          Section 1.5(d).

          "COMPANY" shall have meaning set forth in the Preamble of this Agreement.

          "COMPANY COMMON STOCK" shall have the meaning set forth in Section 2.3(a).

          "COMPANY EMPLOYEES" shall have the meaning set forth in Section 6.12.

          "COMPANY FINANCIALS DATE" shall have the meaning set forth in Section 2.9.

          "COMPANY FINANCIALS" shall have the meaning set forth in Section 2.7.

          "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by the Company.

          "COMPANY LETTER" shall have the meaning set forth in Section 2.3(a).

          "COMPANY OPTION PLAN" means the Company's 2002 Non-Qualified Stock Option Plan, as amended.

          "COMPANY OPTIONS" means any Option to purchase or otherwise acquire Company Common Stock or any other capital stock of the Company.

          "COMPANY PERMITS" shall have the meaning set forth in Section 2.13(b).

          "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all Registered Intellectual Property owned by the Company.

          "COMPETING PROPOSED TRANSACTION" shall have the meaning set forth in
          Section 5.2.

          "CONFIDENTIAL INFORMATION OF THE COMPANY" shall have the meaning set forth in Section 6.3(a).

          "CONFIDENTIAL INFORMATION OF PURCHASER" shall have the meaning set forth in Section 6.3(b).

          "CONTRACT" means any note, bond, mortgage, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, or other agreement or arrangement, whether oral or written.

          "DECEMBER BALANCE SHEET" shall have the meaning set forth in Section 2.7.

          "DISSENTING SHARES" shall have the meaning set forth in Section
          1.14(a).

          "EFFECTIVE TIME" shall have the meaning set forth in Section 1.1(b).

          "ENVIRONMENTAL LAW" means any federal, state, local or foreign environmental, health and safety or other Law relating to Hazardous Materials, including the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act.

          "EQUITY EQUIVALENTS" means securities (including Company Options) which, by their terms, are or may be exercisable, convertible or exchangeable for or into common stock, preferred stock or other securities of the Company at the election of the holder thereof.

          "EQUITY HOLDERS" shall mean the holders of all of the outstanding shares of Company Common Stock immediately prior to the Effective Time and all holders of Company Options immediately prior to the Effective Time. "ERISA" shall have the meaning set forth in Section 2.14(a).

          "ESCROW ACCOUNT" shall have the meaning set forth in Section 1.6(b).

          "ESCROW AGENT" means SunTrust Bank, a Georgia banking corporation, or such other commercial bank, trust company or financial institution as is mutually agreed upon by Purchaser and the Company.

          "ESCROW AGREEMENT" shall have the meaning set forth in Section 1.9(a).

          "ESCROW AMOUNT" shall have the meaning set forth in Section 1.9(a).

          "ESTIMATED CLOSING DATE BALANCE SHEET" shall have the meaning set forth in Section 1.8(a).

          "ESTIMATED CLOSING WORKING CAPITAL STATEMENT" shall have the meaning set forth in Section 1.8(a).

          "ESTIMATED WORKING CAPITAL DEFICIENCY" shall have the meaning set forth in Section 1.8(a).

          "ESTIMATED WORKING CAPITAL SURPLUS" shall have the meaning set forth in Section 1.8(a).

          "EXPENSE RESERVE ACCOUNT" shall have the meaning set forth in Section 1.13.

          "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

          "GENERAL INDEMNITY ESCROW AMOUNT" shall have the meaning set forth in
          Section 1.9(a).

          "GOVERNMENT CONTRACT" means any Contract to which the Company is a party with any Governmental or Regulatory Authority or any Contract to which the Company is a party that is a subcontract (at any tier) with another Person that holds either a prime contract with any Governmental or Regulatory Authority or a subcontract (at any tier) under such a prime contract.

          "GOVERNMENTAL OR REGULATORY AUTHORITY" means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the National Association of Securities Dealers.

          "HAZARDOUS MATERIAL" means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; or (c) any other chemical, material, substance or waste which is regulated by any Governmental or Regulatory Authority or which could constitute a nuisance.

          "IBCA" shall have the meaning set forth in the Recitals.

          "INDEBTEDNESS" of any Person means all obligations of such Person (a) for borrowed money, evidenced by notes, bonds, debentures or similar instruments, (b) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (c) under capital leases classified as such under GAAP and (d) in the nature of guarantees of the obligations described in clauses (a) through (c) above of any other Person.

          "INDEMNIFICATION BASKET" shall have the meaning set forth in Section 8.2(e).

          "INDEMNIFIED PARTY" shall have the meaning set forth in Section
          8.3(a).

          "INDEMNIFYING PARTY" shall have the meaning set forth in Section
          8.2(e).

          "INDEMNIFIED PERSON" shall have the meaning set forth in Section 6.11.

          "INITIAL GENERAL INDEMNITY RELEASE DATE" shall have the meaning set forth in Section 1.10(b).

          "INITIAL GENERAL INDEMNITY RELEASE AMOUNT" shall have the meaning set forth in Section 1.10(b).

          "INTELLECTUAL PROPERTY" means all trademarks and trademark rights (whether or not registered), trade names and trade name rights, service marks and service mark rights (whether or not registered), service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights (statutory or registered), mask work rights, moral rights, trade dress, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, techniques, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any right to enforce confidential treatment of information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for, registrations of any of the foregoing, and the sole and exclusive right to file for and apply for patents, utility models, trademarks, service marks, domain names, and copyrights, and the sole and exclusive right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

          "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "INVESTMENT ASSETS" means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets.

          "JOINT WRITTEN NOTICE" shall have the meaning set forth in Section 1.9(d).

          "JUDICIAL DECISION NOTICE" shall have the meaning set forth in Section 1.9(d).

          "KNOWLEDGE OF THE COMPANY" means the actual knowledge of Richard Gallagher, Donald Hallagan, Vincent Sanchez, Diane Flanagan Gregory A. Priest and Marilyn Schwartz, individually and collectively.

          "LAW" or "Laws" means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

          "LEASE DOCUMENTS" shall have the meaning set forth in Section 2.15(a).

          "LEASED REAL PROPERTY" shall have the meaning set forth in Section 2.15(a).

          "LIABILITIES" means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

          "LICENSE" means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

          "LIENS" means any mortgage, pledge, security interest, lien, easement, covenant, restriction, levy, charge, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities Law.

          "LOSS(ES)" shall have the meaning set forth in Section 8.2(a).

          "MATERIAL ADVERSE EFFECT" means, with respect to any Person, any event, fact, circumstance or condition that, individually or in the aggregate with any other such events, facts, circumstances or conditions, has had or would be reasonably expected to have, a material adverse effect on the business, financial condition or results of operations of such Person; provided, however, that the following shall be excluded from the definition of "Material Adverse Effect" and from the determination of whether such a Material Adverse Effect has occurred: any change or effect relating to (a) the effects of conditions or events (which change or effect does not disproportionately affect the Company) that are generally applicable to (i) the business in which the Company operates or (ii) the capital, financial, banking or currency markets, (b) the announcement of the transactions described in this Agreement or the consummation of the Closing, and (c) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States.

          "MATERIAL CONTRACTS" shall have the meaning set forth in Section 2.18(a).

          "MERGER" shall have the meaning set forth in Section 1.1(a).

          "MERGER CONSIDERATION" shall mean the sum of the Stock Merger Consideration and the Option Merger Consideration.

          "MERGER NOTICE" shall have the meaning set forth in Section 1.15.

          "MOST RECENT BALANCE SHEET DATE" shall have the meaning set forth in
          Section 2.7.

          "NEGATIVE ADJUSTMENT AMOUNT" shall have the meaning set forth in
          Section 1.8(d).

          "OPTION" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors of such Person.

          "OPTION ESCROW PERCENTAGE" shall have the meaning set forth in Section 1.5(d).

          "OPTION ESCROW PORTION" shall have the meaning set forth in Section 1.5(d).

          "OPTION HOLDER" shall mean each holder of outstanding Company Options.

          "OPTION HOLDERS" shall mean, collectively, all of the Option Holders.

          "ORDER" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

          "OTHER CONFIDENTIAL INFORMATION OF SHAREHOLDERS" shall have the meaning set forth in Section 6.3(a).

          "OWNED REAL PROPERTY" shall have the meaning set forth in Section 2.15(a).

          "PER OPTION ESCROW PORTION" shall have the meaning set forth in
          Section 1.5(d).

          "PER SHARE ESCROW PORTION" shall have the meaning set forth in Section 1.5(d).

          "PER SHARE MERGER CONSIDERATION" shall have the meaning set forth in
          Section 1.5(d).

          "PERMITS" means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, insurance brokerage licenses, certificates, orders of, and/or any other authorization required by any Governmental or Regulatory Authority, any other Person, or the Laws of any state in which the Company does business required for the Company to own the Assets and Properties, or to conduct the Company's business as is now being conducted, including without limitation to engage in the business of offering or selling insurance products.

          "PERSON" means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

          "PLAN" mean (a) each of the "employee benefit plans" (as such term is defined in Section 3(3) of ERISA) of which any of the Company or any member of the same controlled group of businesses as the Company within the meaning of Section 4001(a)(14) of ERISA (an "ERISA Affiliate") is a sponsor or participating employer or as to which the Company or any of its ERISA Affiliates makes contributions or is required to make contributions, and (b) any employment, severance or other arrangement or policy of the Company or any of its ERISA Affiliates (whether written or oral) providing for health, life, vision or dental insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits.

          "POSITIVE ADJUSTMENT AMOUNT" shall have the meaning set forth in
          Section 1.8(e)(i). "Pre-Closing Tax Period" shall have the meaning set forth in Section 6.12.

          "PTO" shall have the meaning set forth in Section 2.17(a).

          "PURCHASER" shall have the meaning set forth in the Preamble of this Agreement.

          "PURCHASERSUB" shall have the meaning set forth in the Preamble of this Agreement.

          "PURCHASER INDEMNIFIED PARTIES" shall have the meaning set forth in
          Section 8.2(a).

          "PURCHASER KNOWLEDGE PARTY" means the actual knowledge of Michael R. Stanfield, Kenneth D. Schwarz and John M. Casey, individually and collectively.

          "PURCHASE WELFARE PLAN" shall have the meaning set forth in Section 6.12.

          "REGISTERED INTELLECTUAL PROPERTY" shall mean all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications to trademarks or service marks; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; (e) registered domain names and applications to register domain names, and (f) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental or Regulatory Authority.

          "RESPONSE NOTICE" shall have the meaning set forth in Section 1.9(c).

          "RETAINED AMOUNT" shall have the meaning set forth in Section 1.10(b).

          "SECRETARY" shall have the meaning set forth in Section 1.1(b).

          "SHAREHOLDER" and "SHAREHOLDERS" shall have the meaning set forth in the Preamble of this Agreement

          "SHAREHOLDER INDEMNIFIED PARTIES" shall have the meaning set forth in
          Section 8.2(b).

          "SHAREHOLDER LOANS" shall have the meaning set forth in Section 1.5.

          "SHAREHOLDER REPRESENTATIVE" shall have the meaning set forth in
          Section 1.13.

          "STOCK MERGER CONSIDERATION" shall have the meaning set forth in
          Section 1.5(b).

          "STRADDLE PERIOD" shall have the meaning set forth in Section 6.12.

          "SUBSIDIARY" means any Person in which the Company or Purchaser, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

          "SURVEY" shall have the meaning set forth in Section 6.13(b).

          "SURVIVING CORPORATION" shall have the meaning set forth in Section 1.1(a).

          "TAKEOVER STATUTE" means a "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States, including, without limitation, Section 7.85 and 11.75 of the IBCA.

          "TARGET WORKING CAPITAL" shall have the meaning set forth in Section 1.8(a).

          "TAX" or "Taxes" means (a) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (b) any Liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period.

          "TAX ESCROW AMOUNT" shall have the meaning set forth in Section
          1.10(b).

          "TAX ESCROW RELEASE DATE" shall have the meaning set forth in Section 1.10(b).

          "TAX RETURNS" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "THIRD PARTY CLAIMS" shall have the meaning set forth in Section
          8.3(a).

          "TOTAL ESCROW AMOUNT" shall have the meaning set forth in Section 1.5(d).

          "TRANSACTION EXPENSES" shall have the meaning set forth in Section
          1.12.

          "TRANSFER" shall have the meaning set forth in Section 1.15.

          "TREASURY REGULATIONS" means the federal income Tax regulations promulgated under the Internal Revenue Code, as amended from time to time, and including corresponding provisions of succeeding regulations

          "WARRANTY OBLIGATIONS" shall have the meaning set forth in Section
          2.27.

          "Working Capital" shall have the meaning set forth in Section 1.8(d).

          "WORKING CAPITAL INDEMNITY AMOUNT" shall have the meaning set forth in
          Section 1.9(a).

    11.2 CONSTRUCTION. Unless the context of this Agreement otherwise requires, (i) words of any gender or the neuter include each other gender and the neuter, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms "hereof," "hereto," "herein," "hereby" and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms "Article," "Section," "Schedule" or other subdivision or portion refer to the specified Article, Section, Schedule or other subdivision or portion of the body of this Agreement or Schedules attached hereto, as applicable, (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of the Company, (vi) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," and (vii) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. When used herein, the terms "party" or "parties" refer to Purchaser, on the one hand, and the Company (prior to the Closing) and Shareholders, on the other, and the terms "third party" or "third parties" refers to Persons other than Purchaser, the Company or the Shareholders.


                            [SIGNATURE PAGES FOLLOW]


          IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

                                          PURCHASER

                                          INTERSECTIONS INC.



                                           By:  /s/ Michael R. Stanfield
                                                ----------------------------
                                                Name:  Michael R. Stanfield
                                                Title:  CEO


                                           PURCHASERSUB

                                           CMSI MERGER INC.


                                           By:  /s/ Michael R. Stanfield
                                                ----------------------------
                                                Name:  Michael R. Stanfield
                                                Title:  Chairman and President


                                           COMPANY

                                           CHARTERED MARKETING SERVICES, INC.


                                           By:  /s/ Richard C. Gallagher
                                                ----------------------------
                                                Name:  Richard C. Gallagher
                                                Title:  CEO



                                           SHAREHOLDERS

                                           [SHAREHOLDER SIGNATURE PAGES FOLLOW]



                           SHAREHOLDER SIGNATURE PAGE


                                         CHARTERED HOLDINGS, LLC


                                           By:  SPECTRUM EQUITY INVESTORS II,
                                                L.P., its Member

                                           By:  Spectrum Equity Associates II,
                                                L.P., its General Partner

                                           By:   /s/ Michael J. Kennealy
                                                -----------------------------
                                                Name:  Michael J. Kennealy
                                                Title:  Managing Director


                                           and


                                           By:  TA/ADVENT VIII L.P., its Member

                                           By:  TA Associates VIII LLC, its
                                                General Partner

                                           By:  TA Associates, Inc., its Manager

                                           By:  /s/ Michael Wilson
                                                -----------------------------
                                                Name:  Michael Wilson
                                                Title:  Managing Director


                                           No. of  Shares of Company
                                           Common Stock: 666,234
                                           No. of Company Options:  0


                                           Address: Chartered Holdings, LLC
                                                    315 West University Drive
                                                    Arlington Heights,
                                                    Illinois 60004

                                           JAMES R. SWANSON TRUST


                                           By:  /s/ James R. Swanson
                                                -----------------------------
                                                Name:  James R. Swanson
                                                Title:  Trustee


                                           No. of Shares of Company
                                           Common Stock: 283,766
                                           No. of Company Options:  0


                                           Address: James R. Swanson Trust
                                                    c/o James R. Swanson
                                                    304 Three Island Court
                                                    Ponte Verda Beach,
                                                    Florida 32082



                                           /s/ G. David Criner
                                           --------------------------
                                           Gary David Criner

                                           No.of Shares of Company Common
                                           Stock: 0
                                           No. of Company Options:  8,000

                                           Address:  David Criner
                                                     2721 Andrews Avenue
                                                     Batavia, Illinois 60510


                                           /s/ Diane M. Flanagan
                                           --------------------------
                                           Diane M. Flanagan

                                           No. of Shares of Company Common
                                           Stock: 7,500
                                           No. of Company Options:  22,500

                                           Address:  Diane M. Flanagan
                                                     340 West Superior St. #1505
                                                     Chicago, Illinois 60610

                                           /s/ Richard Gallagher
                                           --------------------------
                                           Richard Gallagher

                                           No. of Shares of Company Common
                                           Stock: 0
                                           No. of Company Options:  106,930

                                           Address: Richard Gallagher
                                                    520 Alexander Court
                                                    Barrington, Illinois 60010


                                           /s/ Donald Hallagan
                                           --------------------------
                                           Donald Hallagan

                                           No. of Shares of Company Common
                                           Stock: 12,500
                                           No. of Company Options:  37,500

                                           Address: Donald Hallagan
                                                    2211 Thornwood Avenue
                                                    Wilmette, Illinois 60091


                                           /s/ Brian Moore
                                           --------------------------
                                           Brian Moore

                                           No. of Shares of Company Common
                                           Stock: 0
                                           No. of Company Options:  8,000

                                           Address: Brian Moore
                                                    1208 Piccadilly Circle
                                                    Naperville, Illinois 60563

                                           /s/ Gregory A Priest
                                           --------------------------
                                           Gregory A. Priest

                                           No. of Shares of Company Common
                                           Stock: 0
                                           No. of Company Options:  8,000

                                           Address: Gregory A. Priest
                                                    1972 North Coldspring
                                                    Arlington Heights, Illinois
                                                    60004

                                           /s/ Vincent Sanchez       6-8-06
                                           ----------------------------------
                                           Vincent Sanchez

                                           No. of Shares of Company Common
                                           Stock:  0
                                           No. of Company Options:  10,000

                                           Address: Vince Sanchez
                                                    1839 Wingate Lane
                                                    Wheaton, Illinois 60187

                                           /s/ Patricia Santore
                                           --------------------------
                                           Patricia Santore

                                           No. of Shares of Company Common
                                           Stock: 0
                                           No. of Company Options:  8,000


                                           Address: Patty Santore
                                                    6631 N. Ottowa
                                                    Chicago, Illinois 60631

                                           /s/ Irina Schneider
                                           --------------------------
                                           Irina Schneider

                                           No. of Shares of Company Common
                                           Stock: 0
                                           No. of Company Options:  8,000

                                           Address: Irina Schneider
                                                    1362 Western Avenue
                                                    Northbrook, Illinois 60062

                                           /s/ Marilyn Schwartz
                                           --------------------------
                                           Marilyn Schwartz

                                           No. of Shares of Company Common
                                           Stock: 5,500
                                           No. of Company Options:  24,500

                                           Address: Marilyn Schwartz
                                                    647 Virginia Park Drive
                                                    Laguna Beach, California
                                                    92651

                                           /s/ Barbara Sloothaak
                                           --------------------------
                                           Barbara Sloothaak

                                           No. of Shares of Company Common
                                           Stock: 2,000
                                           No. of Company Options:  6,000

                                           Address: Barbara Sloothaak
                                                    52 East Thornhill Lane
                                                    Palatine, Illinois 60074

                                           /s/ Mark Swanson
                                           --------------------------
                                           Mark Swanson


                                           No. of Shares of Company Common
                                           Stock: 2,812.5
                                           No. of Company Options:  0

                                           Address: Mark Swanson
                                                    5410 West Roosevelt Drive
                                                    Chicago, Illinois 60644


                                           /s/ Randal Tylin
                                           --------------------------
                                           Randal Tylin

                                           No. of  Shares of Company Common
                                           Stock: 7,500
                                           No. of Company Options:  0

                                           Address: Randal Tylin
                                                    704 Stoney Brook
                                                    Naperville, Illinois 60565

                                           /s/ Richard Zenker
                                           --------------------------
                                           Richard Zenker

                                           No. of Shares of Company Common
                                           Stock: 2,000
                                           No. of Company Options:  6,000

                                           Address: Richard Zenker
                                                    93 Skyline Drive
                                                    Morristown, New Jersey 07960


                                           /s/ Kenneth Treske
                                           --------------------------
                                           Kenneth Treske

                                           No. of Shares of Company Common
                                           Stock:  0
                                           No. of Company Options:  6,297.8

                                           Address: Ken Treske
                                                    367 E. Royal St. George
                                                    Vernon Hills, Illinois 60061

          By executing this signature page to the Merger Agreement dated as of June 9, 2006 by and among Chartered Marketing Services, Inc. (the "Company"), Intersections Inc. ("Purchaser"), CMSI Merger, Inc. and the other parties thereto (the "Agreement"), the undersigned becomes a party to the Agreement as a "Shareholder" (as defined therein) and makes the representations and is subject to all of the obligations of a Shareholder as set forth therein, provided that the undersigned does not make the representation set forth in Section 3.6 and shall not be subject to the obligations of a Shareholder under Sections 6.2 or 6.3(b).


                                           /s/ Theresa Raymond
                                           --------------------------
                                           Theresa Raymond

                                           No. of Shares of Company Common
                                           Stock:  0
                                           No. of Company Options:  1,104.2

                                           Address: Theresa Raymond
                                                    318 Clear Sky Trail
                                                    Lake in the Hills, Illinois
                                                    60102

          The foregoing limitations to the representations and obligations of Theresa Raymond as a Shareholder under the Agreement are hereby consented to by the Company, Purchaser and the Shareholder Representative, on behalf of the Shareholders.

                                           PURCHASER

                                           INTERSECTIONS INC.


                                           By:  /s/ Michael R. Stanfield
                                               -------------------------------
                                                Name:  Michael R. Stanfield
                                                Title:  Chairman & CEO


                                           COMPANY

                                           CHARTERED MARKETING SERVICES, INC.


                                           By:  /s/ Richard C. Gallagher
                                                -------------------------------
                                                Name:  Richard C. Gallagher
                                                Title:  CEO


                                           SHAREHOLDER REPRESENTATIVE


                                           /s/ Michael J. Kennealy
                                           -------------------------------
                                           Michael J. Kennealy, solely in his
                                           capacity as Shareholder
                                           Representative

                    LIST OF SCHEDULES TO THE MERGER AGREEMENT

Schedule 2.1            -   Organization and Qualification
Schedule 2.3(b)         -   Capital Stock
Schedule 2.3(c)         -   Capital Stock
Schedule 2.3(d)         -   Capital Stock
Schedule 2.3(e)         -   Capital Stock
Schedule 2.5            -   Directors and Officers
Schedule 2.6(c)         -   No Conflicts
Schedule 2.6(d)         -   No Conflicts
Schedule 2.7            -   Company Financial Statements
Schedule 2.9(d)         -   Absence of Changes
Schedule 2.9(e)         -   Absence of Changes
Schedule 2.9(p)         -   Absence of Changes
Schedule 2.9(t)         -   Absence of Changes
Schedule 2.9(aa)        -   Absence of Changes
Schedule 2.11(a)        -   Taxes
Schedule 2.11(c)        -   Taxes
Schedule 2.12           -   Legal Proceedings
Schedule 2.13(a)        -   Compliance with Laws and Orders; Permits
Schedule 2.13(b)        -   Compliance with Laws and Orders; Permits
Schedule 2.14(a)        -   Plans; ERISA
Schedule 2.15(a)        -   Real Property
Schedule 2.15(c)        -   Real Property
Schedule 2.17(a)        -   Intellectual Property
Schedule 2.17(b)        -   Intellectual Property
Schedule 2.17(c)        -   Intellectual Property
Schedule 2.17(f)        -   Intellectual Property
Schedule 2.17(l)        -   Intellectual Property
Schedule 2.18(a)        -   Contracts
Schedule 2.18(b)        -   Contracts
Schedule 2.19           -   Insurance
Schedule 2.20           -   Affiliate Transactions
Schedule 2.21(b)(i)     -   Employees; Labor Relations
Schedule 2.21(b)(ii)    -   Employees; Labor Relations
Schedule 2.23           -   Substantial Customers and Suppliers
Schedule 2.25           -   Other Negotiations; Brokers; Third-Party Expenses
Schedule 2.26           -   Banks and Brokerage Accounts
Schedule 2.29           -   Financial Projections
Schedule 7.1(a)         -   Conditions to Obligations of Each Party to Effect
                            the Merger
Schedule 7.3(e)         -   Additional Conditions to the Obligations of
                            Purchaser
Schedule 8.2(a)(vi)     -   Indemnification

[The schedules and exhibits to the Merger Agreement have been omitted. Intersections Inc. will furnish copies of such schedules and exhibits supplementally to the Commission upon request.]